EXHIBIT 10.1

AGREEMENT FOR

ASSIGNMENT AND ASSUMPTION OF

PURCHASE AND SALE AGREEMENT

This Agreement for Assignment and Assumption of Purchase and Sale Agreement (this “Agreement”) is executed to be effective as of June             , 2010 (the “Effective Date”), by and between AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation d/b/a DHL GLOBAL FORWARDING (“Assignor”) and IIT ACQUISITIONS LLC, a Delaware limited liability company, and any permitted assigns (“Assignee”).

RECITALS:

A. COPELAND COMMERCIAL, LLC, a Texas limited liability company, as purchaser (“Original Purchaser”) and HUNTER DOUGLAS REAL PROPERTY, INC., a Delaware corporation, as seller (“Seller”), have entered into that certain Purchase and Sale Agreement with an effective date of May 11, 2010, as amended by the First Amendment to Purchase and Sale Agreement dated as of June 15, 2010 and as further amended by the Second Amendment to Purchase and Sale Agreement dated as of June 18, 2010 (as amended, the “Contract”), a copy of which is attached hereto as Exhibit A, relating to the acquisition of certain land and improvements situated in the City of Renton, King County, Washington, together with related property and appurtenant rights, as denoted and further described in the Contract as the “Property”. All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Contract.

B. Original Purchaser will assign to Assignor, and Assignor will assume from Original Purchaser, all right, title, interest and obligations of Original Purchaser in, to and under the Contract (the “Initial Assignment”), the form of which Initial Assignment is attached hereto as Exhibit B; and Assignor will deposit with Title Company cash in an amount equal to the sum of (i) the Initial Deposit and (ii) the Additional Deposit, which Earnest Money, in a total amount of $350,000, shall be held in escrow by the Title Company in accordance with the terms of the Contract. After the deposit of the Earnest Money the promissory note currently held by the Title Company will be returned to Original Purchaser.

C. Assignee shall, within two business days after the execution and delivery of this Agreement, deliver the sum of $500,000.00 (the “Deposit”) to the Title Company to be held in a separate interest bearing escrow account in accordance with the terms of Section 2(b) hereof. If Assignee fails to timely deposit the Deposit as required by this Agreement, Assignor may, at its option and as its sole and exclusive remedy, terminate this Agreement by written notice to Assignee at any time up until Assignee has delivered the Deposit, and after such termination the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.

D. At Closing, Assignor and Assignee shall enter into a lease agreement (the “Lease”) with Assignee as landlord and Assignor as tenant (“Tenant”) for the building located on the Land, execution of which Lease shall be a condition to the consummation of the

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Assignment (as defined below) as set forth in Section 6 of this Agreement. Pursuant to the Lease, Tenant will be obligated to make certain tenant improvements to such building (the “Tenant Improvements”) as more particularly described in the Lease. Following the consummation of the sale of the Property to Assignee, Assignor will oversee the completion of the Tenant Improvements on behalf of Assignee and in compliance with the Lease.

E. Subject to the provisions of this Agreement, Assignee desires to acquire from Assignor, and Assignor desires to assign to Assignee, all right, title, interest and obligations of Assignor in, to and under the Contract, upon and subject to the terms and conditions contained in this Agreement. Each of the parties to this Agreement expressly acknowledges that, following the Initial Assignment, Original Purchaser shall have no further rights or obligations under the Contract and, except for claims arising under this Agreement, Assignor and Assignee hereby waive any and all claims they may have against Original Purchaser for any matters arising under the Contract on or after the date of the Initial Assignment.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Subject to the provisions of this Agreement, Assignor hereby agrees to assign to Assignee, and Assignee hereby agrees to assume, all of Assignor’s right, title and interest, in, to and under the Contract and all the rights, benefits, privileges and obligations of Assignor as the “Purchaser” (herein so called) thereunder, including, without limitation, the rights to the Earnest Money, and any and all surveys, title work, third party studies and environmental reports and other third party reports, commitments, estoppels, utility and availability letters and all other Due Diligence Materials (defined below), to the extent assignable and in the possession or reasonable control of Assignor, whether or not delivered by Seller to Original Purchaser pursuant to the Contract or by Assignor and Original Purchaser pursuant to this Agreement. The actual assignment of the Contract shall be evidenced in a separate assignment (the “Assignment”) by and between Assignor and Assignee in the form attached hereto as Exhibit C. The Assignment (together with the other documents contemplated by Section 6) will be delivered by Assignor into escrow with the Title Company at least one business day prior to the Closing Date, but shall be effective as of the Closing Date simultaneously with the consummation of the Closing under the Contract (the “Assignment Effective Date”).

2. Review Period; Due Diligence Materials.

(a) Prior to the Effective Date, Original Purchaser has delivered or caused to be delivered to Assignee the materials listed on Schedule 1 attached hereto. After the Effective Date, Assignor shall promptly provide to Assignee (i) any other materials or information reasonably requested by Assignee pursuant to the right of the Purchaser under the Contract to request such items from Seller under Section 4.1(n) of the Contract, and (ii) any other materials delivered by Seller or Original Purchaser thereunder that have not be previously delivered to Assignee. The materials listed on Schedule 1 and other due diligence materials or information

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provided to Assignee are collectively referred to as the “Due Diligence Materials.” Assignee will have from the Effective Date until the end of the Inspection Period (such period, the “Review Period”) to inspect the Due Diligence Materials relating to the Property and to conduct such additional investigations or studies as Assignee may elect to undertake. The right of Assignee to enter upon the Property and conduct any physical or invasive tests and inspections in order to make a full determination in its sole judgment as to whether or not the Property meets its requirements and needs shall be subject to all of the terms, provisions and limitations contained in the Contract with respect to Purchaser’s entry onto the Property and conduct of such activities (including, without limitation, the requirement that Purchaser provide evidence to Seller of such insurance as Seller may reasonably request in connection therewith), and Assignee shall be responsible for, and shall indemnify and hold harmless Original Purchaser and Assignor, and their respective partners, shareholders, officers, directors, agents, employees, controlling persons and affiliates from and against, any claims, losses, costs, liability, expenses or damages caused thereby (including damages and claims arising from any acts or omissions of Assignee’s agents or contractors). The foregoing indemnity obligations do not apply to (i) any loss, liability, cost or expense to the extent arising from, or related to, the negligent or willful acts or omissions of Seller, Original Purchaser or Assignor, (ii) any diminution in value in the Property arising from, or related to, matters discovered by Assignee during its investigation of the Property, (iii) any latent defects in the Property discovered by Assignee, and (iv) the release, disturbance or spread of any hazardous materials or regulated substances which are discovered (but not deposited) in, on, under or about the Property by Assignee.

(b) During the Review Period and thereafter if this Agreement is not terminated by Assignee or Assignor pursuant to express termination rights as set forth herein, the Deposit made by Assignee to the Title Company shall remain in a separate interest bearing account with the Title Company, and shall not be in any manner forfeitable, except as expressly set forth below. Assignee shall provide written notice to Assignor as to whether or not it is satisfied with the Property on or before the expiration of the Review Period. If Assignee elects to terminate its rights to acquire the Contract pursuant to this Section 2(b), the Title Company shall disburse (i) $25,000 of the Deposit to Assignor, as independent consideration for Assignee’s rights under this Section 2(b) (the “Independent Consideration”), and (ii) the remaining $475,000 of the Deposit, and any interest earned on the entire Deposit, to Assignee, and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Assignee terminates this Agreement, Assignee shall deliver to Assignor any due diligence items, which have been delivered by Assignor to Assignee and any third party reports, investigations and studies, other than economic analyses, received or prepared by or for Assignee in connection with the Property, including, without limitation, any and all reports relating to physical, geological or environmental conditions, without representation or warranty. Notwithstanding anything to the contrary in this Section 2(b), the parties agree that Assignee’s execution of this Agreement and delivery of the Deposit shall constitute Assignee’s approval of the Property as contemplated in this Section 2(b). Notwithstanding anything in this Section 2(b) to the contrary, to the extent that Assignee has the right to terminate this Agreement pursuant to another section of the Agreement, including, without limitation, Section 14(b), and terminates this Agreement, or is deemed to have terminated this Agreement, on or prior to the expiration of the Review Period, then the entire Deposit shall be returned to Assignee and no Independent Consideration shall be delivered to Assignor.

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3. Assignment Consideration. In consideration for the Assignment, Assignee agrees to pay the amount set forth in Section 6(f), below.

4. Deposit; Reimbursement of Earnest Money. Unless Assignee has terminated this Agreement, Assignor will not terminate or cause to be terminated (and will cause Original Purchaser to not terminate or cause to be terminated) the Contract during the Inspection Period without Assignee’s prior written consent, which may be granted or withheld in Assignee’s sole discretion. After the end of the Inspection Period, Assignor will not terminate (and will cause Original Purchaser to not terminate) the Contract in the absence of (i) a default by the Seller of any of its material obligations under the terms of the Contract (provided that (A) any termination for Seller default shall be subject to Assignee’s prior written consent, which may be granted or withheld in Assignee’s sole discretion; and (B) if Assignee does not consent to the termination, Assignee will be deemed to have waived the right to terminate the Contract under the closing conditions set forth in Section 7.2 of the Contract as to such default by Seller), (ii) casualty damage to the Property for which the estimated costs of repair is estimated to exceed $500,000 or could take more than 60 days to repair; or (iii) any threatened or pending proceedings in eminent domain with respect to the Property which would prevent Tenant from conducting its intended business on the Property in any material respect. If a termination of the Contract occurs, the Deposit shall be disbursed to Assignee.

5. Lease Terms. At Closing, Assignor, as Tenant, and Assignee, as Landlord, shall enter into the Lease, which Lease will be in the form attached hereto as Exhibit E.

6. Conditions to Closing of the Assignment. In addition to any other conditions to the obligation of Assignee or Assignor to consummate the Assignment, the closing of the Assignment shall be subject to the following conditions:

(a) The consummation of the Assignment shall occur on the Closing Date. Funds shall be deposited into and held by the Title Company, who shall coordinate acceptance of funds, acceptance of documents, disbursement of funds and recording and delivery of documents in order to facilitate the performance of the obligations under this Assignment and the performance of the Closing obligations under the Contract. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Assignor and Assignee.

(b) In addition to all other conditions set forth herein, the obligation of Assignee to consummate the Assignment is conditioned upon the following:

(i) The Initial Assignment has been consummated, and Assignor has become the Purchaser under the Contract.

(ii) The Contract is in full force and effect.

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(iii) Assignor’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date.

(iv) No later than the Closing Date (or such earlier date as provided herein), Assignor shall have tendered all deliveries to be made at Closing pursuant to this Agreement.

(v) As of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operations or value of the Seller, Property, the Tenant or Assignor’s ability to perform its obligations under this Agreement.

(vi) As of the Closing Date, Assignor shall have performed all of its material obligations under this Agreement.

(vii) As of the Closing Date, the Property has not been Materially Damaged and no threatened or pending proceedings in eminent domain with respect to the Property have been initiated.

(viii) As of the Closing Date, all conditions to the obligations of the Purchaser to close under the Contract as set forth in Section 7.2 of the Contract have been satisfied or otherwise waived in writing by Assignee.

(ix) Title Company is committed at closing to issue to Assignee an extended coverage owner’s title policy in accordance with the Title Commitment, insuring title to the Property in an amount equal to the Assignment Payment, subject only to the Permitted Exceptions.

If any condition listed in this Section 6 is not satisfied on or before the applicable time period stated in this Section 6, then Assignee may, at its election, (1) waive the unsatisfied condition (other than the condition specified in Section 6(b)(v) relating to a claim affecting Assignor’s ability to consummate the Assignment), and proceed with the Assignment, or (2) terminate this Agreement and recover the Deposit by delivering written notice thereof to Assignor. In addition, if the failure of the condition is a result of a breach or default by Assignor, Assignee shall also have the right to recover Pursuit Costs as set forth in Section 14(b) below. Subject to the foregoing sentence, if Assignee elects to terminate this Agreement, neither Assignor nor Assignee shall have any further obligations hereunder except those that expressly survive the termination of this Agreement.

(c) No later than one Business Day prior to the Closing Date, Assignor, at its sole cost and expense, shall deliver in escrow to the Title Company the following:

(i) Assignment. The Assignment executed by Assignor, conveying to Assignee Assignor’s interest in the Contract.

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(ii) Lease. An executed counterpart of the Lease and Lease Guaranty, in the form of Exhibit E hereto, executed and acknowledged by Tenant and executed (but not acknowledged) by Guarantor, respectively.

(iii) Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Assignor by applicable state and local law in connection with the assignment of the Contract.

(iv) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit F hereto and executed by Assignor.

(v) Escrow. An executed counterpart of the Escrow Agreement in the form of Exhibit D hereto, executed and acknowledged by Tenant.

(vi) Title Company. Any additional documents that the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Assignor or result in any new or additional obligation, covenant, representation or warranty of Assignor under this Agreement beyond those expressly set forth in this Agreement).

If Assignor fails to deliver the above items in the time period contemplated by this Section 6(c), Assignee shall have the remedies set forth in Section 14, below.

(d) No later than one Business Day prior to the Closing Date, Assignee shall deliver in escrow to the Title Company the following:

(i) Assignment. A counterpart of the Assignment, executed by Assignee.

(ii) Lease. A counterpart of the Lease executed by Assignee.

(iii) Escrow. A counterpart of the Escrow Agreement executed by Assignee.

(iv) Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Assignee by applicable state and local law in connection with the assignment of the Contract.

(v) Title Company. Any additional documents that Assignee or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or

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warranty of Assignee or result in any new or additional obligation, covenant, representation or warranty of Assignee under this Agreement beyond those expressly set forth in this Agreement).

(e) No later than one Business Day prior to the Closing Date, Assignor and Assignee shall deposit with the Title Company executed closing statements consistent with this Agreement in the form required by the Title Company.

(f) No later than one business day prior to the Closing Date, Assignee shall deliver to the Title Company $12,600,000, less the Deposit, plus or minus applicable prorations (the “Assignment Payment”), in immediate, same-day U.S. federal funds wired for credit into the Title Company’s escrow account, which funds must be delivered in a manner to permit the Title Company to deliver good funds to Assignor or its designee on the Closing Date (and, if requested by Assignor, by wire transfer). The Title Company shall cause the delivery of the Assignment Payment as follows:

(i) The Purchase Price for the Property under the Contract (as calculated under Section 7.6 of the Contract) and plus or minus any applicable prorations, shall be delivered to Seller in accordance with the terms of the Contract. The Assignor’s Earnest Money will be disbursed to Assignor.

(ii) The amount equal to the difference between the Assignment Payment and the amounts paid to Seller pursuant to the immediately preceding subsection, subject to adjustment for closing costs and applicable prorations shall be delivered to Assignor, but subject to the Holdback (defined below).

(iii) At the Closing, a portion of the Assignment Payment equal to $1,600,000.00 (the “Holdback”) will be held back by Assignee and delivered to the Title Company, to be held in an escrow account pursuant to the escrow agreement attached hereto as Exhibit D (the “Escrow Agreement”) and consistent with the terms of this 6(f). The Holdback, including all interest earned thereon, shall be released to Assignor upon Substantial Completion of the Tenant Improvements and (1) delivery of final, unconditional lien waivers from all contractors, subcontractors, materialmen and vendors that performed work or provided materials in connection with the Tenant Improvements and (2) delivery of an estoppel certificate from Tenant for the benefit of Assignee as landlord under the Lease, indicating among other things that all Tenant Improvement work has been completed in accordance with the terms of the Lease, in the form attached to the Lease and (3) satisfaction of any other terms and conditions for release of the Holdback as set forth in the Lease and/or the Escrow Agreement. “Substantial Completion” shall be deemed to have occurred upon (i) issuance of a certificate of substantial completion by Tenant’s architect, which certificate may be the AIA form or another form reasonably acceptable to Assignee certifying that the Tenant Improvements have been substantially completed (except for minor items of fit or finish or similar “punchlist” items); (ii) delivery to Assignee

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of all required municipal approvals necessary to permit occupancy of the building such as certificates of completion or occupancy; and (iii) Assignee’s written approval of all items delivered to Assignee evidencing Substantial Completion and satisfaction of all other conditions required for the Holdback, which approval shall not be unreasonably withheld, conditioned or delayed.

If Assignee fails to deliver the above items in the time period contemplated by this Section 6, Assignor shall have the remedies set forth in Section 14, below.

7. Closing Costs. Closing costs to be paid under the Contract and in connection with the consummation of the Assignment shall be allocated and paid as set forth below:

Cost	Responsible Party

Transfer Taxes / Excise Taxes / Document Stamps	Assignor

Recording Costs	Assignor

Basic Title Insurance	Assignor

Extended Title Insurance	Assignee

Title Company Escrow Fees	Assignor: 1/2 Assignee: 1/2

All other Closing Costs	In accordance with local custom

Notwithstanding the foregoing, Assignor shall not be required to pay the above closing costs to the extent the same are paid by Seller under the Contract.

Additionally, at Closing Assignee will reimburse Assignor for one-half of the fees paid by Assignor to the preparers of the survey, Phase I environmental report and property condition report described in Schedule 1. Assignor will provide copies of the preparers’ invoices to Assignee prior to Closing.

8. Assumption. The Assignment shall occur simultaneously with the Closing, but in order to allow the Assignee to be the Purchaser under the Contract at Closing, the Assignment will be deemed to occur immediately prior to the Closing. Notwithstanding the foregoing, the Assignment shall be contingent up on the occurrence of the Closing under the Contract, and if the Closing does not occur, the Assignment shall be ineffective. Upon the Assignment Effective Date, Assignee will assume and agree to perform all the terms, covenants and conditions of the Contract on the part of the Purchaser therein required to be performed from and after the date of the Assignment. Assignee indemnifies, defends and holds Assignor harmless from and against

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any and all losses, liabilities, expenses (including, without limitation, reasonable attorneys’ fees), claims, demands and causes of action arising out of or relating to any failure by Assignee to fully and timely perform any duty or obligation required of the Purchaser under the Contract which arises from and after the Assignment Effective Date. The rights and obligations set forth in this Section 8 and shall survive the Closing Date.

9. Indemnity by Assignor. Assignor indemnifies, defends and holds Assignee harmless from and against any and all losses, liabilities, expenses (including, without limitation, reasonable attorneys’ fees), claims, demands and causes of action arising out of or relating to any failure by Assignor to fully and timely perform any duty or obligation required of the Purchaser under the Contract which arose prior to the Assignment Effective Date. The rights and obligations set forth in this Section 9 and shall survive the Closing Date.

10. Representations by Assignor. Assignor represents and warrants to Assignee as follows:

(a) Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full right, power and authority to enter into this Agreement, and to perform all of the obligations and liabilities of Assignor required to be performed hereunder.

(b) This Agreement has been duly and validly executed and delivered by and on behalf of Assignor and, assuming the due authorization, execution and delivery thereof by and on behalf of Assignee, constitutes a valid, binding and enforceable obligation of Assignor enforceable in accordance with its terms.

(c) Neither the execution and delivery hereof, nor the taking of any action contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract (including the Contract), judgment, order, award, decree or other agreement or restriction to which Assignor is a party, or by which Assignor or the Property is a party or otherwise bound.

(d) Original Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and had the full right, power and authority to enter into the Contract and the Initial Assignment, and to perform all of the obligations and liabilities of Original Purchaser required to be performed thereunder.

(e) The Contract and the Initial Assignment, when executed, has been, and will be, respectively, duly and validly executed and delivered by and on behalf of Original Purchaser and, assuming the due authorization, execution and delivery thereof by and on behalf of Seller under the Contract, constitutes a valid, binding and enforceable obligation of Original Purchaser enforceable in accordance with its terms.

(f) Neither the execution and delivery of the Contract or Initial Assignment by the Original Purchaser, nor the taking of any action contemplated by the Contract or the Initial Assignment, will conflict with or result in a breach of any of the provisions of, or

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constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Original Purchaser is a party, or by which Original Purchaser is otherwise bound.

(g) The Contract has not been modified by Original Purchaser, Assignor or Seller (except as disclosed in writing to Assignee), and has not been terminated by Original Purchaser, Assignor or Seller (as applicable).

(h) Neither Assignor nor, to Assignor’s knowledge, Seller is in default under the Contract. Original Purchaser has no knowledge of Seller’s default under the Contract.

(i) Assignor has provided to Assignee true and complete copies of all Property Information materials delivered to Assignor and/or Original Purchaser pursuant to the Contract. In addition, Assignor has provided Assignee with true and complete copies of all Due Diligence Materials received by Assignor and/or Original Purchaser with respect to the Property.

(j) Assignor is currently in compliance with and shall at all times remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(k) Original Purchaser did not grant any approvals or consents permitted to be granted by the Purchaser under the Contract (nor permit any deemed approval periods to expire or lapse with the exception of the deemed approval of the uncured title objections), submit any notices, elections, objections or documents to Seller that are required or permitted to be submitted under the Contract or waive any requirements applicable to or defaults by Seller under the Contract except for the delivery of a title/survey objection notice and the delivery of copies of engineering reports and other due diligence information generated during the feasibility period of the Contract and provided to Seller.

EXCEPT AS SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE CLOSING, ASSIGNEE ACKNOWLEDGES AND AGREES THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING, OR WITH RESPECT TO THE PROPERTY OR THE CONTRACT.

All references herein to “Assignor’s knowledge,” “the best of Assignor’s knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Stephen C. Hess without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person

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or entity. Assignor represents and warrants to Assignee that such persons are in an official position on behalf of Assignor to have the information or the obligation to investigate to obtain such information and/or the responsibility on behalf of Assignor for the matters and information which are the subject of Assignor’s representations. After Closing, Assignee shall have the right to bring an action against Assignor on the breach of a representation or warranty hereunder but only if Assignee has provided written notice to Assignor of the breach within 12 months following the Closing Date.

Notwithstanding anything contained in this Agreement to the contrary, in the event the Closing occurs, Assignee hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Assignor for damages that Assignee may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Assignor’s representations or warranties being untrue, inaccurate or incorrect, if and only if Assignee knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Assignee nevertheless closes title hereunder. Assignee shall be “deemed to have known” that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing if any Due Diligence Information furnished or otherwise obtained by Assignee contains express information which is materially inconsistent with such representation or warranty. All references herein to “Assignee’s knowledge,” “the best of Assignee’s knowledge,” “Assignee knew” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Tom McGonagle and Andrea Karp without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. Assignee represents and warrants to Assignor that such persons are in an official position on behalf of Assignee to have the information or the obligation to investigate to obtain such information and/or the responsibility on behalf of Assignee for the matters and information which are the subject of Assignor’s knowledge set forth in this paragraph.

11. Representations by Assignee. Assignee represents and warrants to Assignor as follows:

(a) Assignee is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into this Agreement, and to perform all of the obligations and liabilities of Assignee required to be performed hereunder.

(b) This Agreement has been duly and validly executed and delivered by and on behalf of Assignee, and, assuming the due authorization, execution and delivery thereof by and on behalf of Assignor, constitutes a valid, binding and enforceable obligation of Assignee enforceable in accordance with its terms.

(c) Neither the execution and delivery hereof, nor the taking of any action contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Assignee is a party or by which Assignee is otherwise bound.

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(d) Assignee is currently in compliance with and shall at all times remain in compliance with the regulations of OFAC (including, without limitation, those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

12. Covenants of Assignor.

(a) Assignor shall not amend (and Assignor warrants that Original Purchaser shall not amend) the Contract without Assignee’s prior written consent, which consent may be withheld in Assignee’s sole and absolute discretion.

(b) Assignor shall have the right to elect which Service Contracts, Equipment Leases and Policies the Purchaser under the Contract will assume and which ones Seller must terminate at or prior to Closing in accordance with Section 4.5 of the Contract. Assignor or Original Purchaser, as applicable, shall obtain Assignee’s determination on such Service Contracts, Equipment Leases and Polices prior to submitting the election to Seller in accordance with Section 4.5 of the Contract.

(c) Assignor shall not grant (and Assignor warrants that Original Purchaser shall not grant) any approvals or consents permitted to be granted by the Purchaser under the Contract (nor permit any deemed approval periods to expire or lapse), submit any notices, elections, objections or documents to Seller that are required or permitted to be submitted under the Contract or waive any requirements applicable to or defaults by Seller under the Contract without Assignee’s prior written consent, which may be granted or withheld in Assignee’s sole and absolute discretion so long as the failure to submit such notice, election, obligation or document will not constitute (i) a waiver by Assignor of any obligation of the Seller under the terms of the Contract (in which case Assignee’s consent shall be subject to Assignee’s reasonable approval, rather than sole and absolute discretion) or (ii) a default by Assignor under the terms of the Contract.

(d) Assignor shall provide Assignee with simultaneous copies of all notices provided to Seller under the Contract by Assignor or Original Purchaser and shall promptly forward to Assignee any notices received by Assignor or Original Purchaser from Seller under the Contract.

(e) Following the effective date of the Initial Assignment, Assignor shall cause Original Purchaser to cooperate with Assignor and Assignee as reasonably required to consummate the Assignment and the Closing.

13. Assignment. It is the express agreement of the parties hereto that any party hereto may assign its rights hereunder to an entity that is directly or indirectly controlled by such party or such party’s principals and that such assignment does not require the consent of the

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non-assigning party, but will require written notice of the assignment. Except as expressly provided above, no party may assign any of its rights under this Agreement without the prior written consent of the other parties. In the event of an assignment that does not require consent or an approved assignment in accordance with this Section 14, the assigning party shall provide notice of the intended assignment to the other parties hereto at least five (5) business days in advance of the Closing Date and the assigning party shall not be released from its obligations hereunder.

14. Remedies.

(a) If Assignee fails to consummate the Assignment hereunder on or prior to the Closing Date for any reason except failure by Assignor or Original Purchaser to perform hereunder or termination of this Agreement as provided herein, Assignor shall be entitled, as its sole remedy, to terminate this Agreement by giving Assignee and the Title Company written notice thereof prior to or at the Closing Date and recover the Deposit as liquidated damages and not as penalty, in full satisfaction of claims against Assignee hereunder, in which case neither Assignee nor Assignor shall have any further rights or obligations hereunder, except those that expressly survive termination of this Agreement. Subject to Section 15(c) below, Assignor and Assignee agree that Assignor’s damages resulting from Assignee’s default are difficult, if not impossible, to determine and the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

(b) If (i) Assignor and/or Original Purchaser fail to perform their obligations pursuant to this Agreement for any reason (except for the failure by Assignee to perform hereunder or termination of this Agreement as provided herein), (ii) prior to the Closing Date any one or more of Assignor’s and/or Original Purchaser’s representations or warranties are breached or untrue in any material respect, or (iii) Seller fails to perform its obligations (or breach any representation or warranty) under the terms of the Contract), then Assignee shall be entitled to elect to (A) terminate this Agreement and recover the Deposit and the Pursuit Costs by giving Assignor and the Title Company timely written notice of such election prior to or at the Closing Date, (B) enforce specific performance (failing which, Assignee, may pursue the immediately preceding option set forth in subparagraph (A)), or (C) waive such failure or breach and proceed to consummate the Assignment. “Pursuit Costs” shall mean the actual, out-of-pocket fees, costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by Assignee in connection with this Agreement and the transactions contemplated in this Agreement, in an amount not to exceed $60,000. Assignee will provide an itemization and reasonable backup of such costs to Assignor if Assignee elects to recover Pursuit Costs.

(c) In the event either party hereto commences a legal proceeding to enforce or obtain a declaration of its rights under this Agreement, the non-prevailing party in such proceeding shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such proceeding.

15. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in below. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt

13

requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission with a confirmation copy delivered by another method permitted under this Section 16, or (e) by electronic mail addressed to the electronic mail address set forth below for the party to be notified with a confirmation copy delivered by another method permitted under this Section 16. Notice given in accordance herewith for all permitted forms of notice, other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be entered into, executed, terminated, altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

If to Assignor:	Air Express International USA d/b/a DHL Global Forwarding 1210 South Pine Island Road, Suite 100 Plantation, FL 33324 Attention: Legal Department Facsimile: 954-626-1694

If to Assignee:	Industrial Income Trust 518 17 th Street, Suite 1700 Denver, CO 80202 Attn: Tom McGonagle, Chief Financial Officer 303-226-9891 Facsimile: 303-597-1561 Email: tmcgonagle@industrialincome.com

With a copy to:	Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, CO 80202 Attn: Noelle Riccardella 303-223-1204 Facsimile: 303-223-8004 Email: nriccardella@bhfs.com

16. Commissions. Assignor shall be responsible to Matthew J. Wood of GVA Kidder Matthews (“Broker”) for a real estate sales commission at closing (but only in the event of a closing in strict accordance with this Agreement) in accordance with a separate agreement between Assignor and Broker. In addition, Assignor shall be responsible for any amounts to be

14

paid to Original Purchaser in connection with the Initial Assignment, the Assignment, the Contract or otherwise in connection with the transactions contemplated herein. Other than as stated above in this Section 16, Assignor (on behalf of itself and Original Purchaser) and Assignee each represent and warrant to the other that no real estate brokerage commission, finder’s fee or other similar fee is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under the indemnifying party (provided that Assignee’s obligations shall not extend to any commission or fee claimed by Broker or Original Purchaser and Assignor’s indemnification shall include the payment of commission to any person or entity claiming, by through or under Original Purchaser as well as Assignor). This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing Date.

17. Counterparts; Facsimiles; Electronic Transactions. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original but together shall constitute one and the same document. The parties may exchange facsimile counterpart signature pages of this Assignment, and such facsimile counterparts shall be considered an original counterpart.

18. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the date of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the property is located.

19. Governing Law. This Assignment shall be governed by the laws of the State of Washington.

20. No Third Party Beneficiaries. Except as contemplated with respect to Original Purchaser in Recital E and Section 2(a) of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

15

Assignor and Assignee have executed this Assignment to be effective as of the Effective Date.

ASSIGNOR:
AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation, d/b/a DHL GLOBAL FORWARDING

By:	/s/ DAGMAR HENNES
Name:	Dagmar Hennes
Title:	Chief Financial Officer

Signature Pages to Agreement for Assignment and Assumption

of Purchase and Sale Agreement

ASSIGNEE:
IIT ACQUISITIONS LLC, a Delaware limited liability company
By:	IIT Real Estate Holdco LLC, its Sole Member
By:	Industrial Income Operating Partnership LP, its Sole Member
By:	Industrial Income Trust Inc., its General Partner

By:	/s/ THOMAS G. MCGONAGLE
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer and Treasurer

Signature Pages to Agreement for Assignment and Assumption

of Purchase and Sale Agreement

SIGNATURE PAGE

ESCROW AGENT

The undersigned hereby accepts the foregoing Agreement for Assignment and Assumption of Purchase and Sale Agreement and executes this Agreement for the purpose of agreeing to act as the Title Company in strict accordance with the terms thereof, including, without obligation, the obligation to invest and disburse the Deposit pursuant to the terms and conditions of this Agreement.

ESCROW AGENT:

Chicago Title Insurance Company

By:	/s/ JOYCELYN ARMSTRONG
Name:	Joycelyn Armstrong
Title:	Commercial Escrow Officer
Date:	June 22, 2010

Signature Pages to Agreement for Assignment and Assumption

of Purchase and Sale Agreement

EXHIBIT A

Copy of the Contract

[Follows This Page]

A-1

EXHIBIT B

Initial Assignment

ASSIGNMENT AND ASSUMPTION OF

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is made and entered into as of June __, 2010 (the “Effective Date”), by and between COPELAND COMMERCIAL, LLC, a Texas limited liability company (“Assignor”), and AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation d/b/a DHL GLOBAL FORWARDING (“Assignee”).

WHEREAS, Assignor, as purchaser, entered into that certain Purchase and Sale Agreement having an effective date of May 11, 2010, as amended by the First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated as of June 15, 2010 and as further amended by the Second Amendment to Purchase and Sale Agreement (the “Second Amendment”) dated as of June 18, 2010 (collectively, the “Contract”) for that certain real property located in Renton, King County, Washington (the “Property”), with Hunter Douglas Real Property, Inc., a Delaware corporation, as seller;

WHEREAS, Assignor wishes to assign to Assignee its rights pursuant to the Contract, relating to the purchase of the Property, with all improvements and appurtenances thereto more particularly described in the Contract.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption: Assignor hereby assigns to Assignee all of Assignor’s rights, title and interests in, to and under the Contract and all the rights, benefits, privileges, and obligations of Assignor as the “purchaser” thereunder to, the Property, all sums paid or deposited into escrow in connection with the Contract, and any and all surveys, title work, third parties studies and environmental reports and other third party reports, commitments, estoppels, utility and available letters and all other “Property Information,” as defined in the Contract. Assignee hereby accepts the assignment of, and assumes the obligations of Assignor set forth in the Contract.

2. Representations of Assignor: In making the foregoing assignment, Assignor hereby represents and warrants to Assignee as follows:

a. Assignor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and had the full right, power and authority to enter into the Contract and to perform all the obligations and liabilities of the purchaser thereunder, and has the full right, power and authority to enter into this Assignment.

b. The Contract was duly and validly executed and delivered by Assignor and assuming the due authorization, execution and delivery thereof by and on behalf of seller under the Contract, constitutes a valid, binding and enforceable obligation of Assignor, enforceable in accordance with its terms.

c. Neither the execution and delivery of the Contract or this Assignment, nor the taking of any action contemplated by the Contract or this Assignment, will conflict with or result in a breach of any of the provisions of, constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Assignor is a party, or by which Assignor is otherwise bound.

d. The Contract has not been modified by Assignor (except for the First Amendment and the Second Amendment), and has not been terminated by Assignor or by Seller under the Contract.

e. Neither Assignor nor, to Assignor’s knowledge, the Seller is in default under the Contract.

f. Assignor has not granted and will not grant any approvals or consents permitted to be granted by the purchaser under the Contract (nor permit any deemed approval periods to expire or lapse with the exception of the deemed approval of the uncured title objections), submit any notices, elections, objections or documents to the seller under the Contract or waive any requirements applicable to or defaults by seller under the Contract, except for the delivery of a title/survey objection notice and the delivery of copies of engineering reports and other due diligence information generated during the feasibility period of the Contract and provided to the seller under the Contract.

3. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Washington and the laws of the United States applicable therein and the parties shall attorn exclusively to the jurisdiction of the Courts of the State of Washington.

4. Successors and Assigns. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5. Severability. If any provision contained in this Assignment or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Assignment shall be separately valid and enforceable to the fullest extent permitted by law.

6. Notice of Assignment. A copy of this Assignment shall be sufficient notice to all persons of the assignment contained herein and may be relied upon by any third party.

7. Counterparts; Facsimiles; Electronic Transactions. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original but together shall constitute one and the same document.

[signature page follows this page.]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the Effective Date.

ASSIGNOR:

COPELAND COMMERCIAL, LLC, a Texas limited liability company

By:
Bradley D. Copeland, President

ASSIGNEE:

AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation d/b/a DHL GLOBAL FORWARDING

By:

Name:

Title:

EXHIBIT C

Assignment

ASSIGNMENT AND ASSUMPTION OF

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is made and entered into as of July __, 2010 (the “Effective Date”), by and between AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation d/b/a DHL GLOBAL FORWARDING (“Assignor”) and                     , a                           (“Assignee”).

WHEREAS, Copeland Commercial, LLC, a Texas limited liability company, as purchaser (“Original Purchaser”), entered into that certain Purchase and Sale Agreement having an effective date of May 11, 2010, as amended by the First Amendment to Purchase and Sale Agreement (the “First Amendment”) dated as of June 15, 2010 and as further amended by the Second Amendment to Purchase and Sale Agreement (the “Second Amendment”) dated as of June 18, 2010 (collectively, the “Contract”) relating to the acquisition of certain land and improvements situated in the City of Renton, King County, Washington, together with related property and appurtenant rights, as denoted and further described in the Contract as the “Property,” with Hunter Douglas Real Property, Inc., a Delaware corporation, as seller;

WHEREAS, Original Purchaser assigned the Contract to Assignor pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated June     , 2010 (the “Initial Assignment”);

WHEREAS, Assignor and Assignee entered into that certain Agreement for Assignment and Assumption of Purchase and Sale Agreement having an effective date of June     , 2010 (the “Assignment Agreement”).

WHEREAS, pursuant to the provisions of the Assignment Agreement, Assignor wishes to assign to Assignee all of its benefits, rights, title and obligations under the Contract, relating to the purchase of the Property, with all improvements and appurtenances thereto as more particularly described in the Contract.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment and Assumption. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in, to, and under the Contract and all the rights, benefits, privileges, and obligations of Assignor as the “purchaser” thereunder to, the Property, all sums paid or deposited into escrow in connection with the Contract, and any and all surveys, title work, third party studies and environmental reports and other third party reports, commitments, estoppels, utility and available letters and all other “Due Diligence Materials,” as defined in the

C-1

Assignment Agreement, to the extent assignable and in the possession or reasonable control of Assignor, whether or not delivered by Original Purchaser or Assignor. Assignee hereby accepts the assignment of, and assumes the obligations of Assignor set forth in the Contract.

2. Assignment Agreement. This Assignment is made by Assignor and accepted by Assignee pursuant to, and subject to, the agreements and terms of the parties set forth in the Assignment Agreement, and Assignee shall have such liability and obligations as set forth therein.

3. Governing Law. This Assignment shall be construed and enforced in accordance with the laws of the State of Washington and the laws of the United States applicable therein and the parties shall attorn exclusively to the jurisdiction of the Courts of the State of Washington.

4. Successors and Assigns. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5. Severability. If any provision contained in this Assignment or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Assignment shall be separately valid and enforceable to the fullest extent permitted by law.

6. Notice of Assignment. A copy of this Assignment shall be sufficient notice to all persons of the assignment contained herein and may be relied upon by any third party.

7. Counterparts; Facsimiles; Electronic Transactions. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original but together shall constitute one and the same document.

[signature page follows this page.]

C-2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the Effective Date.

ASSIGNOR:

AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation d/b/a DHL GLOBAL FORWARDING

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:

Title:

C-3

EXHIBIT D

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made the              day of                     , 2010 among AIR EXPRESS INTERNATIONAL USA, INC. d/b/a DHL GLOBAL FORWARDING (the “Assignor”),                                           (the “Assignee”) and CHICAGO TITLE INSURANCE COMPANY (the “Escrow Agent”).

RECITALS:

WHEREAS by that Agreement for Assignment and Assumption of Purchase and Sale Agreement dated June             , 2010, as amended from time to time (the “Assignment Agreement”), the Assignor agreed to assign to the Assignee and the Assignee agreed to assume from the Assignor all of the Assignor’s rights and obligations under that Purchase and Sale Agreement dated May 11, 2010, as amended, between Assignor’s predecessor-in-interest, as purchaser, and Hunter Douglas Real Property, Inc., as seller, relating to the acquisition of certain land and improvements situated in the City of Renton, King County, Washington, together with related property and appurtenant rights;

AND WHEREAS, unless otherwise defined herein, all capitalized words and expressions used in this Agreement shall have the meanings ascribed to them in the Assignment Agreement;

AND WHEREAS the Assignee has deposited with the Escrow Agent as of the date hereof the sum of One Million Six Hundred Thousand Dollars ($1,600,000.00) (the “Holdback”), which amount, including all interest earned thereon, shall be released to Assignor upon Substantial Completion (as defined in the Lease) of the Tenant Improvements, in accordance with the terms of the Lease and this Agreement, and the Escrow Agent has agreed to deposit and hold such funds in escrow in accordance with the provisions of this Agreement;

AND WHEREAS the Assignor, the Assignee and the Escrow Agent have agreed to enter into this Agreement to set out the terms and conditions upon which the Holdback shall be held and released from escrow.

AGREEMENT:

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1. Appointment of Escrow Agent. The Assignor and the Assignee hereby appoint the Escrow Agent to act as escrow agent on the terms and conditions set forth herein and the Escrow Agent hereby accepts such appointment on such terms and conditions.

2. Holdback. On the date hereof, the Escrow Agent acknowledges that the Assignee has deposited with the Escrow Agent the Holdback and the Escrow Agent accepts delivery of the Holdback in escrow subject to the terms and conditions of this Agreement.

3. Investment of Holdback. The Assignor and Assignee hereby jointly direct the Escrow Agent to invest and reinvest the Holdback in a separate interest bearing account of a financial institution reasonably acceptable to Assignor and Assignee. The investment may have a maturity of less than 30 days from the date of investment. The Escrow Agent shall have no liability to the other parties to this Agreement should it be unable to invest all or any portion of the Holdback as aforesaid for any period of time, provided it has made commercially reasonable efforts to do so. All interest earned on the Holdback shall become part of the Holdback, and any taxes on such interest shall be paid by Assignor. Upon request by Escrow Agent, Assignor shall provide to Escrow Agent a W-9 Form verifying its Tax ID Number.

4. Payment of Holdback. Assignor shall be entitled to release of he Holdback, including all interest earned thereon, in accordance with the procedure set forth below, upon: (a) issuance of a certificate of substantial completion by Tenant's architect, which certificate may be the AIA form or another form reasonably acceptable to Assignee certifying that the Tenant Improvements have been substantially completed (except for minor items of fit or finish or similar “punchlist” items); (b) delivery to Assignee of all required municipal approvals necessary to permit occupancy of the building such as certificates of completion or occupancy; (c) delivery of final, unconditional lien waivers from all contractors, subcontractors, materialmen and vendors that performed work or provided materials in connection with the Tenant Improvements; (d) delivery of an estoppel certificate from Tenant for the benefit of Assignee as landlord under the Lease, indicating among other things that all Tenant Improvement work has been completed in accordance with the terms of the Lease, in the form attached to the Lease; (e) satisfaction of any other terms and conditions for release of the Holdback as set forth in the Lease and/or the Escrow Agreement; and (f) Assignee's written approval of all of the foregoing items delivered to Assignee and satisfaction of all other conditions required for the Holdback, which approval shall not be unreasonably withheld, conditioned or delayed. Upon receipt of Assignee’s written confirmation as set forth in (f) above, Assignor shall forward such confirmation to Escrow Agent and instruct Escrow Agent to disburse the Holdback to Assignor. Assignor shall simultaneously send a copy of such disbursement request to Assignee. Unless Assignee provides a written objection (stating such objection with specificity) to Assignor and Escrow Agent within three (3) business days following receipt of such disbursement request, Escrow Agent shall immediately remit the Holdback to Assignor.

5. Escrow Agent.

a. Limited Duties of Escrow Agent. The Escrow Agent shall have no duties with respect to the Holdback except as expressly set forth in this Agreement. The Escrow Agent shall not refer to, and shall not be bound by, the provisions of any agreement other than the terms of this Agreement, the Assignment Agreement and, where applicable, the Lease, and no implied duties or obligations of the Escrow Agent may be read into this Agreement. The Escrow Agent’s duties with respect to the payment of the Holdback hereunder shall be fully performed by paying the Holdback to the recipient or recipients specified in this Agreement and in accordance with the provisions of this Agreement and the Assignment Agreement.

b. No Duties. Notwithstanding anything contained in this Agreement to the contrary, the Escrow Agent shall have no duty to determine the performance or non-performance of any term or provision of this Agreement, the Lease or the Assignment Agreement and shall have no obligations, responsibilities or liabilities arising under any other agreement to which the Escrow Agent is not a party, even though reference to such other agreement may be made in this Agreement.

c. Entitlement of Escrow Agent to Rely on Written Instruments. The Escrow Agent shall be entitled to:

(i) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine;

(ii) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; or

(iii) assume that any person purporting to give any written notice, advice or instructions on behalf of the Assignor or the Assignee in connection with the provisions of this Agreement has been duly authorized to do so.

The Escrow Agent shall not, as such, be liable in any manner for the sufficiency or correctness as to form, execution or validity of any document, nor as to the identity, authority or right of any person executing the same.

d. Indemnity. The Assignor and Assignee hereby indemnify and agree to save the Escrow Agent harmless from and against any and all claims, losses, damages, expenses, costs and liabilities and to reimburse the Escrow Agent for any legal or related expenses, including those of its own partners and associates (collectively, the “Escrow Agent Claims”) which the Escrow Agent may suffer or incur in connection with its acting as the escrow agent with respect to the Holdback under this Agreement, other than Escrow Agent Claims arising as a result of the willful misconduct or gross negligence of the Escrow Agent in the performance of its duties under this Agreement. The Assignor and Assignee are equally responsible for the Escrow Agent’s costs of administering this Agreement. The Assignor and the Assignee agree that the Escrow Agent will in no event be liable for any losses or claims other than arising as a result of the willful misconduct or gross negligence of the Escrow Agent and in any event shall not be liable for indirect, consequential or punitive damages to either of the Assignor or the Assignee, regardless of whether or not such losses, claims or damages were reasonably foreseeable by the Escrow Agent, and the Escrow Agent shall not be liable for, or accountable for, any interest or investment income on the Holdback except such interest as is earned on the Holdback.

e. Delivery to Court. In the event that the Escrow Agent, acting reasonably, believes that:

(i) any action is threatened or instituted against the Escrow Agent;

(ii) any dispute arises or any action is threatened or instituted, concerning the entitlement of any party to the Holdback, or any part thereof; or

(iii) if at any time the Escrow Agent is uncertain as to its obligations hereunder,

the Escrow Agent, following delivery of written notice to Assignee and Assignor, may apply to a court of competent jurisdiction in King County, Washington for clarification or direction with respect to its obligations hereunder, and in such event, or if any other person should apply to a court of competent jurisdiction with respect to any matter affecting the obligations of the Escrow Agent hereunder or otherwise relating to the Holdback or any part thereof, the Escrow Agent may and is hereby authorized to disburse, deliver or otherwise deal with the Holdback or the balance thereof, in accordance with the directions, orders, judgments or decrees of such court. If a judicial proceeding is instituted by the Escrow Agent, it shall be entitled to its reasonable attorney’s fees with respect thereto.

Notwithstanding anything to the contrary contained in this Agreement or in the Assignment Agreement, the Escrow Agent shall have full authority and right at any time, following delivery of written notice to Assignee and Assignor, to deliver the Holdback into a court of competent jurisdiction and, if such deposit is made, the Escrow Agent shall be relieved of and discharged from any further obligations, except to the extent attributable to the fraud or misrepresentation of the Escrow Agent, under this Agreement arising from and after the date such deposit is made.

f. Authority to Comply with Orders. The Escrow Agent is authorized, in its sole discretion, to comply with all writs, orders or decrees entered or issued, whether with or without jurisdiction, which purport to:

(i) attach, garnish or levy upon the Holdback;

(ii) stay or enjoin the delivery or payment of the Holdback; or

(iii) affect the Holdback in any way.

The Escrow Agent shall not be liable to either the Assignor or the Assignee or to any other person because it obeys or complies with any such writ, order or decree, even if such writ, order or decree is subsequently reversed, modified, annulled, set aside or vacated.

g. Right to Consult Counsel. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection to act in accordance with the reasonable opinion of such counsel as to any matters in connection with this Agreement.

h. Personal Appointment. The appointment of the Escrow Agent pursuant to this Agreement is a personal appointment and the duty of the Escrow Agent is only to the Assignor and the Assignee, their successors and assigns, and to no other person whomsoever.

i. Resignation of Escrow Agent. The Escrow Agent may resign at any time by written notice to the Assignor and the Assignee. Upon the effective date of such resignation, the Holdback then held by the Escrow Agent hereunder shall be delivered by it to such person as may be jointly designated in writing by the Assignor and the Assignee as the new escrow agent (the “Successor Escrow Agent”). If the Assignor and the Assignee fail to deliver such a written designation, the Escrow Agent shall not resign its position until such designation is delivered or until the Holdback is delivered to the control of a court of competent jurisdiction. Upon the delivery of the Holdback to the Successor Escrow Agent designated by the Assignor and the Assignee or to a court of competent jurisdiction, all of the Escrow Agent’s obligations as escrow agent hereunder arising from and after the date of delivery thereof shall cease and terminate. On appointment of a new escrow agent, such new escrow agent shall be vested with the same powers, rights and obligations as if it had been originally named herein as escrow agent without any further assurance, conveyance, act or deed; but there shall be immediately executed, at the expense of the Assignor and the Assignee, all such conveyances or other instruments as may, in the reasonable opinion of the Successor Escrow Agent, be necessary or advisable for the purposes of effectively transferring the Holdback and the rights, authority, entitlements and duties of Escrow Agent hereunder to the Successor Escrow Agent.

j. Survival. The provisions of this Section 5 shall survive the fulfillment of the Escrow Agent’s duties under this Agreement, the resignation of the Escrow Agent, or any other event or circumstance.

6. Notices.

a. Receipt of Notice. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement (collectively, a “Notice”) shall be in writing and shall be effectively given and made if (a) delivered or (b) sent by fax or other similar means of electronic communication, in each case to the applicable address set out below:

in the case of the Assignor addressed to:

Air Express International USAd/b/a DHL Global Forwarding

Attention:
Facsimile:
Email:

in the case of the Assignee:

Industrial Income Trust
518 17th Street, Suite 1700
Denver, CO 80202

Attn: Tom McGonagle, Chief Financial Officer
303-226-9891
Facsimile:
Email: tmcgonagle@industrialincome.com

With a copy to:

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202
Attn: Noelle Riccardella
303-223-1204
Facsimile: 303-223-8004
Email: nriccardella@bhfs.com and in the case of the Escrow Agent addressed to it at:

Chicago Title Insurance Company
2001 Bryan Street, Suite 1700
Dallas, TX 75201
Attention: Joycelyn Armstrong
214- 965-1668
Facsimile: (214) 965-1625
Email: armstrongjo@ctt.com

b. Receipt of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day is in either event a Business Day and the communication is so delivered, faxed or sent prior to 5:00 p.m. (Dallas, Texas time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.

c. Change of Address. Any party may from time to time change its address under this Section by notice to the other party given in the manner provided by this Section.

7. Costs. The Assignor and Assignee shall each pay to and reimburse the Escrow Agent for one-half of its reasonable costs in acting as Escrow Agent and administering the Holdback pursuant to the terms of this Agreement and the Assignment Agreement.

8. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

9. Severability. If any provision contained in this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

10. Time. Time shall be of the essence with respect to every provision of this Agreement.

11. Conflicts. In the event of any conflict, ambiguity, difference and/or inconsistency between the terms and conditions of this Agreement and/or any other agreement or instrument between the parties hereto, the terms and conditions of this Agreement shall govern in all respects.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington and the laws of the United States applicable therein and the parties shall attorn exclusively to the jurisdiction of the Courts of the State of Washington.

13. Further Assurances. The Assignor and Assignee shall do all such things and provide all such reasonable assurances as may be required by the Escrow Agent to consummate the transactions contemplated by this Agreement from time to time and each shall provide such further instruments required by the Escrow Agent as may be reasonably necessary or deemed desirable by the Escrow Agent to effect the purpose of this Agreement and/or to carry out its provisions from time to time. The Escrow Agent also agrees to execute and deliver all such further documents and do such other things as the other parties may reasonably request to give full effect to this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties to this Agreement adopt any signatures received by receiving telecopier machine or email of a PDF document as original signatures of the parties.

[Signature Page Follows This Page.]

IN WITNESS WHEREOF the parties have executed this Agreement.

ASSIGNOR:	AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation, d/b/a DHL GLOBAL FORWARDING

By:
Name:

Title:

ASSIGNEE:		,

a

By:

Name:
Title:
ESCROW AGENT:	CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT E

LEASE

[Follows this Page]

E-1

EXHIBIT F

FIRPTA

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes, (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Air Express International USA, Inc. d/b/a DHL Global Forwarding, an Ohio corporation (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in Treas. Reg. § 1.1445-2(b)(2)(iii).

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein to be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated: June , 2010
Name:
Title:

F-1

SCHEDULE 1

Previously Delivered Due Diligence Materials

1. Purchase and Sale Agreement between Hunter Douglas Real Property, Inc. and Copeland Commercial, LLC

2. First Amendment to Purchase and Sale Agreement dated June 15, 2010

3. Second Amendment to Purchase and Sale Agreement dated June 18, 2010

4. Expenses and Budgets dated 5/10

5. Lease Agreement dated 5/10

6. Market Data and Lease Comps prepared 5/10

7. Phase 1 Environmental Site Assessment prepared by Geotech Consultants, Inc. dated 9/3/96

8. Estimate of projected growth, drawings, facility information, LEED Scorecard and other LEED documents, dated 6/10

9. Phase I Environmental Site Assessment prepared by Blackstone Consulting, LLC dated 6/1/10

10. Photos of property

11. Survey and supporting documents prepared by Barghausen Consulting Engineers, Inc. dated 5/10

12. Chicago Title Insurance Letter dated 5/12/10 regarding timeline of pertinent dates

13. Commitment for Title Insurance – Chicago Title – and underlying documents, dated 5/5/10

14. Old Republic Title Insurance Commitment dated 2/5/09

15. Energy and Water Consumption and Expense Charts – 2007 and 2008

16. Certificate of Occupancy dated January 19,1 998

17. Fire Code Violation Notice and Correction dated 7/15/09

18. Historical Capital & Repair Cost Chart for FYE 12/31/10

19. Infared Thermographical Inspection performed by Colbert Infrared Services dated 3/7/08

20. NW Capital Budget 2009

Schedule 1-1

21. NW Capital Budget 2010

22. Secondary Fire Access Easement Agreement dated 12/12/97

23. Site Plan prepared by Lance Mueller & Associates dated 10/10/06

24. EDR Radius map prepared by Environmental Data Resources Risk Management Data dated 9/10/96

25. National Flood Insurance Program Evaluation Certificate dated 5/24/10

26. Plans prepared by Patriot Fire Protection dated 7/11/97

27. City of Renton Backflow Prevention Assembly Test Notice dated 2/22/10

28. Geotechnical Engineering Study prepared by Earth Consultants, Inc. dated 8/19/96

29. Correspondence confirming that Hunter Douglas was self insured dated 5/18/10

30. King County Assessor on-line data dated 4/29/10

31. Correspondence regarding flood insurance dated 5/18/10

32. Civil drawings prepared by Bush, Roed & Hitchings, Inc. dated 3/26/96

33. Correspondence regarding due diligence deliverables dated 5/10

34. Roofing Proposal and Sales Agreement with Fields Roof Service, Inc. dated 5/26/10

35. Floor plans prepared by Craft Architects dated 6/9/10

36. Breakdown of office areas dated 5/15/10

37. Property Tax Statements

a.	—2010 – Bills for All Utilities (Jan - Mar)

b.	—2009 – Sewage

c.	—2009 – Electricity

d.	—2009 – Gas

e.	—2009 – Garbage

38. Security Study dated 6/3/10

Schedule 1-1

PURCHASE AND SALE AGREEMENT

BETWEEN

HUNTER DOUGLAS REAL PROPERTY, INC.

AS SELLER

AND

COPELAND COMMERCIAL, LLC

AS PURCHASER

DATED MAY 11, 2010

THIS DOCUMENT IS A DRAFT DOCUMENT FOR DISCUSSION PURPOSES ONLY AND IS NOT INTENDED TO BE AND SHALL NOT BE DEEMED TO BE CONTRACTUALLY BINDING IN ANY WAY ON ANY PERSON (AN “APPLICABLE PERSON”). THIS DOCUMENT DOES NOT OBLIGATE ANY APPLICABLE PERSON TO NEGOTIATE IN GOOD FAITH OR TO PROCEED TO COMPLETION AND EXECUTION OF A FINAL AGREEMENT. NO APPLICABLE PERSON IS BOUND BY ANY PROVISION OF THE DOCUMENT UNTIL IT IS EXECUTED BY SUCH PERSON. NO APPLICABLE PERSON HAS OR SHALL HAVE ANY CLAIM AGAINST ANY OTHER APPLICABLE PERSON IN CONNECTION WITH THIS DOCUMENT OR THE NEGOTIATION THEREOF.

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LIST OF DEFINED TERMS

Page No.
Additional Deposit	4
Additional Property Information	6
Agreement	1
Assignee	C-1
Assignment	12
Assignor	C-1
Broker	2
Business Day	21
Casualty Notice	10
Claims	G-1
Closing	11
Closing Date	2
Closing Documents	15
Code	17
Commencement Date	G-1
Conveyance Documents	13
Deed	12
Due Diligence Acceptance Notice	7
Earnest Money	1
Effective Date	2
Equipment Leases	6
ERISA	17
Escrow Agent	2
Improvements	4
including	21
Information Delivery Date	2
Initial Deposit	1
Inspection Period	2
Intangible Personal Property	4
Land	4
Lease Back Agreement	11
Lease Back Termination Date	11
Legal Requirements	15
Material Damage	10
Materially Damaged	10
Non-Permitted Exceptions	8
Note	5
OFAC	17
Operating Statements	5
Permitted Exceptions	8
Plan	17
Property	4
Property Documents	7
Property Information	5
Purchase Price	1
Purchaser	1
Pursuit Costs	2
Real Property	4
Seller	1
Seller Representative	17
Service Contracts	6

Survey	8
Survival Period	18
Tangible Personal Property	4
Taxes	14
Title and Survey Review Period	2
Title Commitment	7
Title Commitment Delivery Date	2
Title Company	1
Title Policy	8

PURCHASE AND SALE AGREEMENT

Hunter Douglas Building, Renton, Washington

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Seller and Purchaser.

RECITALS:

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1.

BASIC INFORMATION

Section 1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

(a)	Seller:	HUNTER DOUGLAS REAL PROPERTY, INC.

(b)	Purchaser:	COPELAND COMMERCIAL, LLC

(c)	Purchase Price:	$8,000,000

(d)	Initial Deposit:	$200,000 (such amount, together with interest thereon and the Additional Deposit [defined below], if applicable, is hereinafter sometimes called the “Earnest Money”) to be deposited in accordance with Section 3.1.

(e)	Title Company:

Chicago Title Insurance Company

2001 Bryan Street, Suite 1700

Dallas, Texas 75201

Attention: Joycelyn Armstrong

Telephone: 214- 965-1668

Facsimile: 214- 965-1625

E-mail: armstrongjo@ctt.com

In connection with the Closing, Title Company will work in conjunction with its local office in Seattle, WA.

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(f)	Escrow Agent:	[To be provided]

Attention: Telephone: Facsimile: E-mail:

(g)	Broker:	GVA Kidder Matthews 12886 Interurban Avenue South Seattle, Washington 98168 Attention: Chris Corr Telephone: 206-248-7324 Facsimile: 206-248-7342 E-mail: ccorr@gvakm.com

(h)	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.

(i)	Information Delivery Date:	The date which is 10 days after the Effective Date.

(j)	Title Commitment Delivery Date:	The date which is 5 days after the Effective Date.

(k)	Title and Survey Review Period:	The period ending 20 days after Purchaser’s receipt of the initial Title Commitment and the initial Survey.

(l)	Inspection Period:	The period beginning on the Information Delivery Date and ending 25 days thereafter, subject to extension as provided in Section 4.4.

(m)	Pursuit Costs:	The actual, out-of-pocket fees, costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated in this Agreement, in an amount not to exceed $75,000.

(n)	Closing Date:	The date which is 30 days after the expiration of the Inspection Period.

Section 1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY

Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for extended coverage Title Policy required to be delivered pursuant to Section 5.4	Purchaser

Premium for any upgrade of Title Policy for any additional endorsements desired by Purchaser	Purchaser

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Any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser: 1/2 Seller: 1/2

Costs of Survey and/or any revisions, modifications or recertifications thereto	Buyer

Costs for UCC searches	Buyer

Recording fees – Deed	Seller

Recording fees – Other	Buyer

Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: 1/2 Seller: 1/2

Real Estate Sales Commission to Broker	Seller

All other closing costs, expenses, charges and fees	The party incurring the same

Section 1.3 Notice Addresses:

Seller:	Copy to:

Hunter Douglas Real Property, Inc. 2 Park Way & Route 17 South Upper Saddle River, NJ 07458	Alston, Courtnage & Bassetti LLP 1000 Second Avenue, Suite 3900 Seattle, WA 98104-1045
Attention: Richard Gottuso	Attention:Thomas W. Read
Telephone:	Telephone:206-623-7600
Facsimile:	Facsimile:206-623-1752
E-mail: richard.gottuso@hunterdouglas.com	E-mail:tread@alcourt.com

Purchaser:	Copy to:

Copeland Commercial, LLC	Vinson & Elkins L.L.P.
5950 Berkshire Lane	2001 Ross Avenue, Suite 3700
Dallas, Texas 75225	Dallas, Texas 75201
Attention:Brad Copeland	Attention:Joel L. Ross
Telephone: 214-367-3000	Telephone:214-220-7769
Facsimile: 214-370-9001	Facsimile:214-999-7769
E-mail: Brad@CopelandCommercial.com	E-mail:jross@velaw.com

ARTICLE 2.

PROPERTY

Section 2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept from Seller, the following property (collectively, the ”Property”):

(a) Real Property. The land situated in the City of Renton, King County, Washington, described in Exhibit A hereto (the “Land”), together with (1) all improvements located thereon (“Improvements”),

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(2) all and singular the rights, interests, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto, and (3) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, right-of-way, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property“).

(b) Tangible Personal Property. Except as specified by Seller in Exhibit H hereto, all of the equipment, machinery, furnishings, supplies and other tangible personal property and fixtures, if any (but excluding any furniture or racking), owned by Seller and now or hereafter located in or used in connection with the operation, ownership, maintenance, use, leasing, service, or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property“).

(c) Intangible Personal Property. All of Seller’s intangible personal property related to the Real Property and the Improvements, including: (1) all trade names, trade marks and other identifying material associated exclusively with the Real Property and the Improvements (but excluding the name “Hunter Douglas” and all variations of such name used or owned by Seller, as well as any product trademarks or trade names not exclusively related to the Property that are used, or are expected to be used, by Seller), and all marketing or promotional materials specific to the Real Property; (2) the plans and specifications and all other architectural and engineering drawings for the Improvements, if any (to the extent assignable); (3) warranties, guaranties, indemnities and claims of architects, contractors, suppliers and others (to the extent assignable); (4) surveys, engineering reports and other technical information relating to the Real Property or Improvements; (5) contract rights related to the construction, operation, ownership, maintenance, use, leasing, service, or management of the Real Property, if any (but only to the extent assignable and only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); (6) governmental permits, approvals, licenses, or similar documents, if any (to the extent assignable); and (7) other property owned or held by Seller relating to the design, construction, ownership, leasing, or operation of the Real Property or any of the items listed in this Section 2.1(c) (collectively the “Intangible Personal Property“).

ARTICLE 3.

EARNEST MONEY

Section 3.1 Deposit and Investment of Earnest Money. Within two Business Days after the Effective Date, Purchaser shall deposit the Initial Deposit with Escrow Agent. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall make an additional cash deposit of $150,000 (the “Additional Deposit“), and Seller shall have the right to instruct the Escrow Agent to convert the Note (hereinafter defined) to cash. Once converted to cash, the Earnest Money shall be nonrefundable to Purchaser, except in case of Seller’s default or as otherwise expressly provided hereunder, and Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser (provided, however, the Earnest Money may not be invested in a money market account), shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal.

Section 3.2 Independent Consideration. Seller and Purchaser acknowledge and agree that Purchaser’s agreement to perform its obligations under this Agreement, including the obligation to deposit any portion of the Earnest Money, is adequate and sufficient consideration to support this Agreement, notwithstanding Purchaser’s termination rights hereunder.

Section 3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a non-interest bearing promissory note payable to the order of Seller and otherwise in the form approved by Seller and Purchaser prior to the Effective Date (the “Note“). If Purchaser fails to timely deposit the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the date on which Purchaser deposits such Earnest Money, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

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Section 3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate (or is deemed to have terminated) this Agreement as permitted under this Agreement, Escrow Agent shall pay the entire Earnest Money to Purchaser one Business Day following the termination (or deemed termination) of this Agreement, and no notice to or approval from Seller shall be required for such payment of the Earnest Money to Purchaser. In the event of any other termination of this Agreement by either party, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the non-terminating party notifies Escrow Agent that it disputes the right of the terminating party to receive the Earnest Money. In the event of such a dispute, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4.

DUE DILIGENCE

Section 4.1 Due Diligence Materials To Be Delivered. Seller shall deliver, or cause to be delivered, to Purchaser the following documents and information (collectively, the “Property Information“) on or before the Information Delivery Date, in each case to the extent within Seller’s possession or reasonable control:

(a) Financial Information. Copy of operating statements (detailing income and expenses) and a summary of capital expenditures, pertaining to the Property for the period between January, 2008 to May, 2010, each of which to be certified by Seller to be true, complete and correct in all material respects (the “Operating Statements”).

(b) Budgets. The most recent (2009 and 2010) capital and operating budgets pertaining to the Property and a complete and itemized list of all repairs or improvements to the Property, if any, performed during the last three years.

(c) Engineering and Environmental Reports. Copy of any engineering and technical reports (including structural, plumbing, electrical or mechanical studies), environmental reports and site assessments that are related to the Property and that are in the possession or control of Seller or its agents.

(d) As-Built Plans. As-built plans with respect to the Improvements in the possession or control of Seller or its agents.

(e) Certificates of Occupancy. Copies of all certificates of occupancy (and any other similar permits) issued by any governmental authority with respect to the Property.

(f) Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period and the immediately preceding tax period.

(g) Title and Survey. Copy of Seller’s most current title insurance information and survey (including any topographical information) of the Property, including all agreements, restrictive covenants, easements, permits, licenses, contracts, ground leases or agreements governing parking.

(h) Underground Improvements. A list of all underground improvements at the Property known to Seller, including treatment or storage tanks, sumps, or water, gas or oil wells.

(i) Service Contracts. A list, together with copies, of service, supply, equipment rental, and other service contracts related to the operation of the Property (“Service Contracts”).

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(j) Personal Property. A list of Tangible Personal Property showing the description, quantity and location of each item, together with a list of all personal property attached to, located upon or used in connection with the Property which will remain at the Property after Closing and which is not owned by Seller but which Seller has the right to use under lease, rental or other agreements (the “Equipment Leases“), accompanied by true and legible copies of such Equipment Leases.

(k) Defects. A list of material defects or malfunctions affecting any of the Property and of which Seller has actual knowledge, including material defects or malfunctions with respect to foundations, walls, roofs, heating, electrical, plumbing or air conditioning equipment or systems, and drainage or sewage equipment or systems.

(l) Leasing Commissions. Copies of all commission, brokerage or similar agreements that relate to any leases and a list of contingent leasing commissions with respect to any leases of the Property, including all leasing commissions payable with respect to any options to renew or expand any existing lease that has not yet been exercised by the tenant thereunder prior to the Effective Date.

(m) Intangible Personal Property. Copies, or documents evidencing the nature and existence, of the Intangible Personal Property items referenced in Section 2.1(c)(2)through Section 2.1(c)(7).

(n) Other Information. Any other information reasonably requested by Purchaser.

Section 4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s or its agents’ possession or reasonable control, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller or Seller’s property manager or at the Property, the following items and information (the “Additional Property Information“) from the Effective Date until the Closing Date, and Purchaser at its expense shall have the right to make copies of same:

(a) Maintenance Records and Warranties. Maintenance work orders for the 24 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment.

(b) Plans and Specifications. Building plans and specifications relating to the Property.

(c) Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

(d) Books and Records. All books and records that relate to the ownership, use, operation, leasing, maintenance, and operation of the Property.

Section 4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser and its agents and representatives shall have reasonable access to the Property at all reasonable times during normal business hours, and upon at least two Business Days’ prior written notice to Seller, for the purpose of conducting noninvasive inspections and tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests. Seller and its agents and representatives shall cooperate with Purchaser and its agents and representatives in supplying such historical and operational information as may be reasonably requested by such persons, including notices, permits, or other written communications pertaining to the environmental or physical condition of the Property, to the extent within Seller’s possession or reasonable control. Seller hereby authorizes Purchaser and its agents and representatives to enter upon the Property for the purpose of conducting the above inspections and tests. Notwithstanding the foregoing, however, Purchaser may not conduct invasive testing or sampling without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and evidence satisfactory to Seller of such insurance as Seller may reasonably request in connection therewith.

Section 4.4 Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and

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absolute judgment and discretion, determine whether the Property is acceptable to Purchaser. If the Property Information is not delivered on or before the Information Delivery Date, the Inspection Period will commence on the date all Property Information is delivered to Purchaser. Purchaser may terminate this Agreement for any reason or no reason at all by sending written notice thereof to Seller on or before the last day of the Inspection Period. In addition, Purchaser shall be deemed to terminate this Agreement for any reason or no reason unless Purchaser delivers to Seller written notice of Purchaser’s election not to terminate this Agreement (the “Due Diligence Acceptance Notice”) on or before the last day of the Inspection Period. This Agreement shall continue in full force and effect, and Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4 only if Purchaser timely delivers a Due Diligence Acceptance Notice to Seller.

Section 4.5 Service Contracts, Equipment Leases and Policies. No later than five Business Days prior to the Closing Date, Purchaser will advise Seller in writing of which Service Contracts, Equipment Leases, and Policies it will assume and for which Service Contracts and Equipment Leases Purchaser requests that Seller deliver written termination at or prior to Closing; provided, however, that Purchaser will not assume any management or leasing agreement. Seller shall deliver at Closing notices of termination of all Service Contracts and Equipment Leases that are not so assumed.

Section 4.6 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not unreasonably disturb Seller or its tenant(s), or unreasonably interfere with their use of the Property; (b) not unreasonably interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (h) promptly repair any damage to the Real Property resulting directly from any such inspection or tests. Purchaser’s obligations under this Section 4.6 shall survive the termination of this Agreement.

Section 4.7 Purchaser’s Agreement to Indemnify. Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3 and Section 4.6; provided, however, the indemnity shall not extend to (a) protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) or (b) any liens, claims, causes of action, damages, liabilities or expenses that are attributable to the action or inaction of Seller or its agent or employees. Purchaser’s obligations under this Section 4.7 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5.

TITLE AND SURVEY

Section 5.1 Title Commitment. On or before the Title Commitment Delivery Date, Seller shall cause to be prepared and delivered to Purchaser: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on an ALTA 2006 Standard Form commitment, with Purchaser as the proposed insured, and (b) true, complete and legible copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2 Survey. On or before the Survey Delivery Date, Seller shall cause to be delivered to Purchaser Seller’s existing survey of the Property, if any. Purchaser may, but shall not be obligated to, thereafter cause to be prepared, at Purchaser’s sole cost and expense, a survey of the Property (the “Survey”) prepared and certified as to all matters shown thereon by a surveyor licensed in the state where the Land is located and otherwise acceptable to Purchaser, which Survey reasonably satisfies the survey requirements set forth on Exhibit F attached hereto. For purposes of the property description to be included in the special warranty deed to be delivered to Purchaser at Closing as described in Section 7.3(a) hereof, the field notes prepared by the surveyor shall control any conflicts or inconsistencies with the description set forth on Exhibit A attached hereto and such field notes shall be incorporated herein by this reference upon their completion and approval by Purchaser.

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Section 5.3 Title Review. At any time during the Title and Survey Review Period, Purchaser may object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or Survey. All such matters to which Purchaser so objects shall be “Non-Permitted Exceptions”; if no such objection notice is given during the Title and Survey Review Period, except as otherwise provided below, all matters reflected by the Survey and Title Commitment shall be “Permitted Exceptions”. If, between the end of the Title and Survey Review Period and Closing, Purchaser receives notice of additional liens, encumbrances or other matters not reflected in the initial Title Commitment or Survey or otherwise becomes aware of such matters, Purchaser may submit a revised list adding additional Non-Permitted Exceptions. Seller may, but shall not be obligated to, at its sole cost and expense, cure, remove or insure around all Non-Permitted Exceptions and give Purchaser written notice thereof within five Business Days after the Title and Survey Review Period expires or, if applicable, after delivery of any revised list; provided, however, Seller, at its sole cost and expense, shall be obligated to cure, remove or insure around by Closing all mortgages, deeds of trust, judgment liens, mechanic’s and materialmen’s liens, and other monetary liens against the Property (other than liens for taxes and assessments which are not delinquent) which either secure indebtedness or can be removed by payment of a liquidated sum of money, whether or not Purchaser objects thereto during the Inspection Period, and all such matters shall be deemed Non-Permitted Exceptions. If Seller does not timely cause all of the Non-Permitted Exceptions to be removed, cured or otherwise omitted from Purchaser’s Title Commitment and timely deliver written notice thereof to Purchaser, Purchaser may, at any time and at its election, (a) terminate this Agreement and recover the Earnest Money and the Pursuit Costs by providing written notice of termination to Seller, and neither Purchaser nor Seller shall have any obligations under this Agreement except those that expressly survive the termination of this Agreement, (b) extend the Closing Date one or more times until three Business Days after Seller has caused all of the Non-Permitted Exceptions to be removed, cured or otherwise omitted from Purchaser’s Title Commitment (but in no event shall Closing be extended by more than ten days), or (c) purchase the Property subject to the Non-Permitted Exceptions (other than liens that Seller is obligated to cure, remove or insure around), in which event the Non-Permitted Exceptions (other than liens that Seller is obligated to cure, remove or insure around) subject to which Purchaser elects to purchase the Property shall thereafter be Permitted Exceptions.

Section 5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an extended coverage owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement and, unless such failure is due to an act or omission beyond Seller’s reasonable control, recover the Pursuit Costs, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6.

OPERATIONS AND RISK OF LOSS

Section 6.1 Ongoing Operations. From the Effective Date through Closing:

(a) Service Contracts. Seller will perform its obligations under the Service Contracts in a good and businesslike manner in accordance with good and prudent business practices. Except as provided in this Section 6.1, Seller will not amend, terminate, or waive any right under any Service Contract if such action could have a material adverse effect on the ownership, use, leasing, maintenance, management, or operation of the Property or otherwise cause a violation of, or conflict with, the terms of this Agreement.

(b) New Contracts. Except as provided in Section 6.1(d), Seller will not enter into any contract that could be an obligation affecting the Property subsequent to the Closing, unless (1) Seller obtains Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole and absolute discretion) or (2) such contract is of the type that is entered into in the ordinary course of business and is terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

(c) Maintenance of Improvements; Removal of Personal Property; Sale of Property; Encumbrance of Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear excepted) and in a manner consistent with Seller’s

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maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. Seller will not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), sell or permit to be sold or otherwise dispose of any item constituting a material portion of the Property. Seller will not further encumber or permit encumbrance of the Property in any manner.

(d) Leasing. Except for the Lease Back Agreement (defined below), Seller will not enter into any new Lease without (1) providing Purchaser all relevant supporting documentation, as reasonably determined by Purchaser, including tenant financial information to the extent in Seller’s possession, (2) delivering to Purchaser a written request for Purchaser’s approval of such new Lease, and (3) obtaining such approval from Purchaser. Purchaser agrees to give Seller written notice of approval or disapproval of a proposed new Lease within five Business Days after Purchaser’s receipt of the items in Section 6.1(d)(1) and Section 6.1(d)(2). If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have disapproved such new Lease. Purchaser’s approval rights and obligations will vary depending on when the request for approval from Seller is delivered to Purchaser, as follows:

(A) With respect to a request for approval delivered by Seller to Purchaser following the Effective Date but on or prior to the second Business Day prior to the expiration of the Inspection Period, Purchaser may not unreasonably withhold or delay its approval.

(B) With respect to a request for approval delivered by Seller to Purchaser after the second Business Day prior to the expiration of the Inspection Period, Purchaser may withhold its approval at its sole and absolute discretion.

(e) Management; Insurance. Seller shall manage (or cause to be managed) the Property in accordance with all applicable Legal Requirements (defined below) and under policies substantially similar to those existing prior to the Effective Date, shall cause to be paid all trade accounts and costs and expenses of owning, operating, managing, and maintaining the Property that are incurred or attributable to the period prior to the Closing, and shall continue to offer services and amenities in accordance with past practices.

(f) Notice of Adverse Change. Seller will promptly notify Purchaser in writing of any material adverse change in the financial position, assets or earnings of Seller or the Property.

(g) No Modification of Zoning/Development. Seller shall not apply for or consent to any change or modification with respect to the zoning, development or use of any portion of the Property without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

(h) No New Encumbrances. Seller shall not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), grant, permit or otherwise create or consent to the creation of any easement, subdivision plat, restriction, restrictive covenant, lien, assessment, or encumbrance affecting any portion of the Property.

Section 6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall immediately give Purchaser written notice thereof (including a reasonably detailed description of the damage to the Property, and Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

(a) Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice thereof to Seller on or before the expiration of 15 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations

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hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not so terminate this Agreement within said 15-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing (1) Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction, (2) Purchaser shall assume full responsibility for all needed repairs, and (3) Purchaser shall receive a credit at Closing for any deductible amount under any insurance policy covering the Property as well as any uninsured or underinsured loss. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which (A) in Purchaser’s reasonable estimation, exceeds $100,000.00 to repair or could take longer than 45 days to repair, (B) could cause any portion of the Property to fail to comply with any Legal Requirement, or (C) could change or decrease any access to the Property.

(b) Not Material. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement under Section 6.2(a), Seller shall credit Purchaser at Closing for the reasonable cost to complete the repair, Seller shall retain all insurance proceeds relating to such casualty, and Purchaser shall assume full responsibility for all needed repairs.

Section 6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Seller shall immediately give Purchaser written notice thereof (including a reasonably detailed description of the portion of the Property affected thereby), and Purchaser may, at its option, by written notice to Seller given within 15 days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full 15-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

Section 6.4 Insurance Policies. Seller shall, at its sole cost and expense, keep and maintain in full force and effect through the Closing, Seller’s existing insurance coverage with respect to the Property. To the extent required under Section 6.2, any proceeds from such coverage shall be held in a segregated account and used for the repair or replacement of the Property damaged or destroyed in a manner approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed), and any funds not so expended shall be delivered to Purchaser at Closing.

Section 6.5 Compliance with Legal Requirements. Seller shall take any action as may be necessary to comply promptly with any and all Legal Requirements. Notwithstanding the foregoing, Seller shall not take any action under this Section 6.5 so long as Seller has been informed that Purchaser is contesting, or has affirmed its intention to contest, any such Legal Requirement. Seller shall promptly, and in no event later than three Business Days after the time of their receipt, notify Purchaser of all such orders, notices, and requirements and any other notices, summons, or similar documents alleging liability or responsibility of Seller or any subsequent owner of the Property.

Section 6.6 Lease Back Agreement. Prior to Closing, Purchaser and Seller shall sign a lease back agreement, to be held in escrow until the Closing occurs, in which Purchaser leases the Property back to the Seller for a term to expire no later than August 31, 2010 (the “Lease Back Agreement”). The exact terms of the Lease Back Agreement will be agreed in good-faith by Purchaser and Seller during the Inspection Period, but shall be consistent with the terms contained in Exhibit G attached hereto and made a part hereof. The date on which the Lease Back Agreement expires or earlier terminates is referred to herein as the “Lease Back Termination Date”.

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ARTICLE 7.

CLOSING

Section 7.1 Closing. The consummation of the transaction contemplated herein (“Closing“) shall commence at 10:00 a.m. (local time of the city in which the Property is located) on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2 Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder is conditioned upon the following:

(a) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date.

(b) Deliveries. No later than one Business Day prior to the Closing Date (or such earlier date as provided herein), Seller shall have tendered all deliveries to be made at Closing.

(c) Actions, Suits, etc. As of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement.

(d) Obligations Performed. As of the Closing Date, Seller shall have performed all of its material obligations under this Agreement.

(e) No Material Adverse Change. As of the Closing, there shall have been no material adverse change in any of the Property Information.

If any condition listed in this Section 7.2 is not satisfied on or before the applicable time period stated in this Section 7.2, then Purchaser may, at its election, (1) extend the Closing Date until three Business Days after such condition is satisfied (but in no event shall Closing be extended by more than ten days), or (2) terminate this Agreement and recover the Earnest Money and the Pursuit Costs (subject to the condition set forth below) by delivering written notice thereof to Seller, in which case, neither Seller nor Purchaser shall have any obligations hereunder except those that expressly survive the termination of this Agreement. Purchaser may recover Pursuit Costs from Seller under this Section 7.2 only if the non-occurrence of a Closing condition is caused by an act or omission within Seller’s control.

Section 7.3 Seller’s Deliveries in Escrow. No later than one Business Day prior to the Closing Date, Seller, at its sole cost and expense, shall deliver in escrow to Escrow Agent the following:

(a) Deed. A special warranty deed in the form of Exhibit B hereto (the “Deed“) acceptable for recordation under the law of the state where the Property is located, including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property.

(b) Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in the form of Exhibit C hereto (the “Assignment“), executed and acknowledged by Seller, assigning, conveying and transferring to and vesting in Purchaser all of the Property (other than the Land and Improvements) free of any claims, except for the Permitted Exceptions to the extent applicable.

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(c) Title Affidavit. A title affidavit in form and substance required for the Title Company to issue the Title Policy as requested by Purchaser.

(d) Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property.

(e) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto and executed by Seller.

(f) Lease Back Agreement. A Lease Back Agreement as set forth in Section 6.6 hereof, executed by Seller, as tenant, therein leasing the Property from Purchaser.

(g) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company and the underwriter for the Title Policy.

(h) Keys. All keys to the Property.

(i) Confirmation of Terminations. Evidence reasonably satisfactory to Purchaser of Seller’s termination of all existing management and leasing agreements with respect to the Property and payment in full (and release of Purchaser from) all termination fees or other amounts due to the terminated party in question, including all leasing commissions owing and any accounts payable.

(j) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

If Seller fails to deliver the above items in the time period contemplated by this Section 7.3, Purchaser may, at its election (1) extend the Closing Date until one Business Day after Seller delivers the above items (provided that Closing may not be extended by more than ten days), or (2) terminate this Agreement and recover the Earnest Money and the Pursuit Costs by delivering written notice thereof to Seller, in which case neither Seller nor Purchaser shall have any obligations hereunder except those that expressly survive the termination of this Agreement.

Section 7.4 Purchaser’s Deliveries in Escrow. No later than one Business Day prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

(a) Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser.

(b) Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property.

(c) Lease Back Agreement. The Lease Back Agreement, executed by Purchaser, as landlord.

(d) Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

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Section 7.5 Closing Statements. No later than 8:00 a.m. (local time of the city in which the Real Property is located) on the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6 Purchase Price. At or before 2:00 p.m. (local time of the city in which the Real Property is located) on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer).

Section 7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and the Lease Back Agreement and with all parts of the Property in the same condition as on the date hereof, excepting only normal wear and tear and any applicable changes allowed by Article 6 hereof.

Section 7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or reasonable control: Maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with suppliers; unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

Section 7.9 Delivery and Review of Seller’s Deliveries. Prior to the Closing, Purchaser shall deliver to Seller drafts of the documents listed in Section 7.3(a), Section 7.3(b), Section 7.3(e), Section 7.3(g), and Section 7.3(f) (collectively, the “Conveyance Documents“), together with redlined copies of the Conveyance Documents marked to indicate the changes made to the applicable exhibits attached hereto. Within five days thereafter, Seller shall deliver to Purchaser any reasonable comments to the Conveyance Documents, and Purchaser shall modify the Conveyance Documents according to such comments within three days after Purchaser receives Seller’s comments. If Seller does not timely deliver any comments to any Conveyance Document, then Seller shall be deemed to have approved the form and content of such Conveyance Document. Once the Conveyance Documents are approved (or deemed approved) by the parties, the parties shall execute, notarized (where applicable), and deliver the Conveyance Documents as otherwise provided in this Agreement.

ARTICLE 8.

PRORATIONS, COMMISSIONS

Section 8.1 Prorations. At Closing, the following items shall be prorated (based upon the actual number of days in the month of Closing) as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing: Fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes“); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

(a) Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing, and when actual figures are available, an adjustment will be made after Closing pursuant to Section 8.4.

(b) Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date. Seller shall ensure that all utility meters are read as of the Closing Date.

(c) Rent. Purchaser shall receive a credit for the first month’s rent of the Lease Back Agreement and Seller shall be charged for the first month’s rent of the Lease Back Agreement.

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Section 8.2 Leasing Costs. Seller agrees to pay or discharge at or prior to closing all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses that are due on or before Closing with respect to any leases in force as of or prior to the Effective Date.

Section 8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4 Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, and an adjustment shall be made as soon as reasonably possible after the Closing. In addition, if any tenant performs an audit after the Closing, then the parties shall adjust the prorations made under this Agreement in accordance with the results of such audit, which adjustment shall be made within 15 days after the parties receive the results of such audit. Payments in connection with any adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Other than as stated above in this Section 8.5, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under the indemnifying party (provided that Purchaser’s obligations shall not extend to any commission claimed by either Broker). This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

Section 8.6 Indemnifications. Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify, defend and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys’ fees expended by Purchaser in connection therewith. Purchaser shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 9.1, and Purchaser shall indemnify, defend and hold harmless Seller from such costs and liabilities and from all reasonable attorneys’ fees expended by Seller in connection therewith. This Section 8.6 shall survive the Closing.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

Section 9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller is a Delaware corporation, has been duly organized, is validly existing, is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing (collectively, the “Closing Documents“) will be, authorized and duly executed and delivered by Seller and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions. There is no agreement to which Seller is a party or that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s Knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or against or with respect to the Property. Seller has not

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committed or obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any other party in any manner that would create a conflict with Seller’s obligations hereunder. No rights of first offer or rights of first refusal regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller or the Property is or may be bound or affected.

(c) Due Authority. Seller has all requisite power and authority to own and operate the Property in accordance with its current operations, to execute and deliver this Agreement, and to carry out its obligations hereunder and the transactions contemplated hereby. The consummation by Seller of the sale of the Property is not in violation of, or in conflict with, nor does it constitute a default under, any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound, or of any applicable Legal Requirement or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

(d) Tenants/Leases. Other than matters of record or included in the Property Information, there are no leases, tenancies, options, or rights of first refusal in effect relating to the Property.

(e) Service Contracts. To Seller’s Knowledge, the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of its delivery.

(f) Notices. Seller is has not received any notices from any insurance companies, governmental agencies or authorities or from any other parties (1) of any conditions, defects or inadequacies with respect to the Property (including health hazards or dangers, nuisance or waste), which, if not corrected, would result in termination of insurance coverage or increase its costs therefor, (2) with respect to any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements“), (3) of any pending or threatened condemnation proceeding with respect to the Property, or (4) of any proceedings which could cause the change, redefinition or other modification of the zoning classification of the Property. Seller shall immediately notify Purchaser of any violations or conditions of which Seller receives notice (whether written or oral).

(g) Information and Documents. To the best of Seller’s Knowledge, the Property Information, including the Operating Statements, and all other documents delivered by Seller to Purchaser pursuant to this Agreement, is and shall be true and complete in all material respects and the information contained therein is and shall be true and complete in all material respects; provided that Seller makes no representations or warranties regarding the truth, accuracy or completeness of any Property Information that Purchaser obtains from or acquires through a third party.

(h) Future Improvements. To Seller’s Knowledge, Seller has no obligation to any tenant, governmental or quasi-governmental entities or any other person or entity which commitment relates to the Property and would survive Closing and be a binding obligation of the Purchaser thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property (except as may be disclosed in (1) a document of public record or (2) the information provided by Seller to Purchaser prior to the expiration of the Inspection Period).

(i) Ownership of Personal Property. Seller is the owner of all Tangible Personal Property and Intangible Personal Property transferred to Purchaser in accordance with this Agreement, free and clear of all liens, claims, or encumbrances except liens and security interests that will be released at or before Closing.

(j) Payment of Bills. Subject to Section 8.4 above, all bills and other payments due with respect to the ownership, operation, leasing, and maintenance of the Property have been paid or will be paid prior to Closing in the ordinary course of business.

(k) Environmental Reports. Attached hereto as Exhibit E is a true, correct and complete list of all environmental reports in Seller’s possession that relate to the Property. To Seller’s Knowledge, except as may be provided in any such report, the Property has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property.

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Specifically, but without limitation, to Seller’s knowledge (1) solid waste, petroleum, or petroleum products have not been handled or stored on the Property such that they may have leaked or spilled in material quantities onto the Property or contaminated the Property, (2) there is no on-site contamination resulting from activities on the Property or adjacent tracts, and (3) the Property contains no “hazardous materials” which shall mean any petroleum products, flammables, explosives, radioactive materials, asbestos, radon, or other hazardous waste including substances defined as “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conversation and Recovery Act, and any other material or substance whose use, storage, handling or disposal is regulated by any law or regulation. To Seller’s Knowledge, except as may be disclosed in the Property Information or on a report listed in Exhibit E, there are no storage tanks located on the Property (either above or below ground), and the Property has not been used as a landfill or site for disposal of garbage or refuse.

(l) Mold. To Seller’s Knowledge, no fact or condition exists regarding the presence of, testing for, or remediation of, mildew, mold or mold spores on the Property.

(m) Access. To Seller’s Knowledge, there is no fact or condition existing which would result or could result in the termination or reduction of the current access from the Property to the existing highways and roads that provide access to the Property, or of any reduction in or to sewer or other utility services presently serving the Property.

(n) No Foreign Person. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(o) Governmental Approvals. To Seller’s Knowledge, the Property is now in full compliance with all Legal Requirements. To Seller’s Knowledge, there are no petitions, actions, hearings, planned or contemplated, relating to or affecting the zoning or use of the Property. To Seller’s Knowledge, Seller does not lack any license, permit or authorization necessary to own and operate the Property in accordance with its current operations. Seller hereby agrees to pay all reasonable costs of obtaining any such licenses, permits or authorizations if such licenses, permits or authorizations are required by applicable Legal Requirements on the date hereof to own and operate the Property in accordance with its current operations.

(p) Litigation. There is no pending or, to Seller’s Knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property and in which Seller is or will be a party, including proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code, zoning or environmental violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the construction of any improvements thereon or the use and operation of the Property or, to Seller’s Knowledge, any present plan or study by any governmental authority, agency or employee thereof which in any way challenges, affects or would challenge or affect the continued authorization of the ownership, construction, use, leasing, management, maintenance, and operation of the Property.

(q) Information Not Misleading. All of the information concerning Seller and the Property and all reports, contracts, or other items obtained by Purchaser in connection with the Property are true, complete and correct in all respects and fairly present the information set forth in a manner that is not misleading, and Seller has not omitted any information required to be included in order to make the information furnished not misleading.

(r) ERISA. Seller is not an employee benefit plan (a “Plan“) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA“), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code“), Seller is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Purchaser, and Seller’s sale of the Property to Purchaser will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(s) Prohibited Persons and Transactions. Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC“) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

16

(t) No Representation or Warranty Regarding Physical Condition of the Property and Improvements. Purchaser acknowledges that Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING AS TO THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW THE PROPERTY INFORMATION, PURCHASER WILL BE, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, RELYING SOLELY ON ITS OWN INVESTIGATIONS OF THE PROPERTY AND REVIEW OF THE PROPERTY INFORMATION, AND NOT ON ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.

When used herein, the phrase “to Seller’s Knowledge” or derivations thereof shall mean the current actual knowledge, without additional investigation, of Richard C. Gottuso, Tim Metcalfe and Paul Fergen (each, a “Seller Representative“). Seller hereby represents and warrants that the persons named above are the persons upon whom Seller would rely when inquiring about the management, leasing, ownership, maintenance, use and/or operation of the Property. Notwithstanding the foregoing, in no event shall any Seller representative have any personal liability for any provision of this Agreement, or in connection with the transaction(s) described herein.

Seller agrees that Purchaser has the right to inspect the Property and to investigate, test and review the information provided in accordance with this Agreement. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any such inspections, tests or investigations made by Purchaser or its agents or employees except to the extent Purchaser has actual knowledge of any fact, circumstance or condition that would constitute a breach of a representation and warranty of Seller and fails to disclose same to Seller prior to Closing.

If (A) any of Seller’s representations and warranties set forth in this Section 9.1 are or become untrue in any material respect, or (B) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 9.1 and Seller has actual knowledge of such material change, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the right to terminate this Agreement and recover the Earnest Money by delivering notice to Seller at any time at or before the Closing; provided, however, that Purchaser may also recover Pursuit Costs pursuant to this Section 9.1 if such material change is caused by an act or omission within Seller’s control.

Notwithstanding anything contained in this Agreement to the contrary, in the event the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect, if and only if Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder. Purchaser shall be “deemed to have known” that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing if any Property Information furnished or made available to or otherwise obtained by Purchaser contains express information which is materially inconsistent with such representation or warranty.

Section 9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing in good standing in the state in which it was formed. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

17

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) Due Authority. The consummation by Purchaser of the purchase of the Property is not in violation of, or in conflict with, nor does it constitute a default under, any term or provision of the organizational documents of Purchaser.

Section 9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 (a) are made as of the date of this Agreement, (b) are remade as of the Closing Date, and (c) shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one year (the “Survival Period“). Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder so long as the party bringing the action for breach files such action within the Survival Period. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10.

DEFAULT AND REMEDIES

Section 10.1 Seller’s Remedies. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder or termination of this Agreement as provided herein, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached or untrue in any material respect, Seller shall be entitled, as its sole remedy, to terminate this Agreement by giving Purchaser and the Escrow Agent written notice thereof prior to or at Closing and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder, in which case neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that expressly survive the termination of this Agreement. Subject to Section 10.3 and Section 10.4 below, Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

Section 10.2 Purchaser’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder or termination of this Agreement as provided herein, or if prior to Closing any one or more of Seller’s representations or warranties are breached or untrue in any material respect, Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement and recover the Earnest Money and the Pursuit Costs by giving Seller and the Escrow Agent timely written notice of such election prior to or at Closing, in which case neither Purchaser nor Seller shall have any further rights or obligations hereunder except those that expressly survive the termination of this Agreement, (b) enforce specific performance, or (c) waive said failure or breach and proceed to Closing. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4. If, however, the equitable remedy of specific performance is not practical or available, Purchaser may seek any other right or remedy available at law or in equity.

Section 10.3 Attorneys’ Fees. In the event either party hereto commences a legal proceeding to enforce or obtain a declaration of its rights under this Agreement, the non-prevailing party in such proceeding shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such proceeding.

Section 10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

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ARTICLE 11.

MISCELLANEOUS

Section 11.1 No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as specifically provided otherwise in this Agreement, or in the documents delivered by Seller at Closing, Purchaser shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any (a) liabilities or obligations of Seller to its creditors, shareholders or owners, (b) liabilities or obligations of Seller with respect to any acts, events or transactions occurring prior to, on or after the Closing, (c) liabilities or obligations of Seller for any federal, state, county or local taxes, or (d) any contingent liabilities or obligations of Seller, whether known or unknown by Seller or Purchaser. Except as otherwise provided in this Agreement, Purchaser shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Property or any business conducted on the Property prior to the Closing, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising therefrom.

Section 11.2 Seller’s Indemnity. As additional consideration for Purchaser’s purchasing the Property and paying the Purchase Price to Seller, Seller and each of the persons, firms or corporations or other entities comprising the Seller hereunder, jointly and severally, hereby covenant and agree to indemnify, defend and hold Purchaser (together with its partners, members, shareholders, officers, directors, agents, contractors, employees and representatives and any partner, member, or shareholder of the foregoing) harmless from and against all claims, demands, causes of action, judgments, damages, costs and expenses (including attorneys’ fees), deficiencies, settlements and investigations which relate to matters, actions or omissions arising or occurring on or before the Closing, which arise out of or are based upon any of the following:

(a) any obligation under any contracts, agreements and writings entered into by or on behalf of Seller in respect of the use, operation, ownership, management, leasing, occupancy or maintenance of any portion of the Property;

(b) any breach, violation or default on the part of Seller or performance of any term, covenant, revision or agreement or other obligation on the part of Seller to be performed which relates to the Property or which arises from any act, fault, misconduct, omission or negligence relating to the Property or by Seller or any of Seller’s agents, contractors, servants, employees, occupants, suboccupants or licensees;

(c) any accident, injury, death or damage whatsoever caused to any person or entity or loss of property occurring in or about the Property or any part thereof, or on any other property connected with the Property or adjacent thereto; and

(d) all covenants, agreements, regulations, restrictions or other encumbrances contained in any instrument either of record or known to Seller at any time in force affecting the Property or any part thereof or the ownership, use, occupancy, possession, operation, management, leasing, or maintenance thereof.

The provisions of this Section 11.2 shall survive the Closing.

Section 11.3 Limitation of Liability. Any and all liabilities and obligations of any party under this Agreement shall be satisfied solely out of the properties and assets of such party, as they may exist from time to time, and in no event shall the properties or assets of the direct or indirect partners of such party, or of the affiliate partnerships or corporations or successors or assigns of any such direct or indirect partners or affiliates, or the directors, officers or shareholders of any of the foregoing, be subject to satisfaction of any liabilities or obligations of such party under this Agreement.

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Section 11.4 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights and obligations under this Agreement without Seller’s consent. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement. Seller may not assign its rights or obligations under this Agreement without Purchaser’s prior written consent, except to an affiliate that is either wholly owned by Seller or wholly owned by Seller’s corporate parent, Hunter Douglas, Inc.; provided, however, that such assignee shall execute a written agreement to assume Seller’s obligations, without limitation or condition, under this Agreement.

Section 11.5 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 11.6 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

Section 11.7 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located without giving effect to its choice of law provisions. Venue for any action brought under this Agreement shall be in King County, Washington.

Section 11.8 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 11.9 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All exhibits and schedules attached hereto are incorporated herein by this reference for all purposes.

Section 11.10 Time. Time is of the essence in the performance of this Agreement.

Section 11.11 No Electronic Transactions. Except as expressly set forth below, the parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.

Section 11.12 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission with a confirmation copy delivered by another method permitted under this Section 11.12, or (e) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 11.12. Notice given in accordance herewith for all permitted forms of notice, other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be entered into, executed, terminated, altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational

20

purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 11.13 Construction; Waiver. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. The word “including“ and any derivation thereof shall mean “including, without limitation.” No provision of this Agreement shall be deemed to be waived by either party unless the waiver is in writing and signed by that party. Unless otherwise expressly provided herein, no consent or approval by either party shall be deemed to be given unless the consent or approval is in writing and signed by that party. No custom or practice that may evolve between Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance with the terms of this Agreement.

Section 11.14 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day“ means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

Section 11.15 Execution in Counterparts; Offer and Acceptance. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or e-mail “pdf” file counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 11.11 other than facsimile or e-mail transmissions. This Agreement and the offer to sell and purchase the Property embodied herein shall be null and void unless one counterpart of this Agreement duly executed by an authorized representative of Seller, and one counterpart of this Agreement duly executed by an authorized representative of Purchaser, have been received by the Title Company by 5:00 p.m. Dallas, Texas time on or before May 10, 2010.

Section 11.16 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 11.17 No Marketing. Seller agrees not to market any portion of the Property for sale or lease from the Effective Date until the earlier of (a) the Closing or (b) a termination of this Agreement.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:	HUNTER DOUGLAS REAL PROPERTY, INC., a
Delaware corporation

By:
Name:
Title:

Date Executed:

[REMAINING SIGNATURE ON FOLLOWING PAGE]

Signature Page to Purchase and Sale Agreement

PURCHASER:	COPELAND COMMERCIAL, LLC, a Texas limited
iability company

By:

Name: Bradley D. Copeland
Title: President
Date Executed:

Signature Page to Purchase and Sale Agreement

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received the Intial Deposit and shall hold the Earnest Money required to be deposited under this Agreement, in escrow, and shall invest and disburse the Earnest Money pursuant to the provisions of this Agreement.

By:
Name:
Title:

Date Executed:

Joinder by Escrow Agent to Purchase and Sale Agreement

LIST OF EXHIBITS

Exhibit A	-	Legal Description of Real Property

Exhibit B	-	Special Warranty Deed

Exhibit C	-	Bill of Sale, Assignment and Assumption

Exhibit D	-	FIRPTA Certificate

Exhibit E	-	List of Environmental Reports

Exhibit F	-	Survey Requirements

Exhibit G	-	Lease Back Agreement Terms

Exhibit H	-	Exclusions from Tangible Property

List of Exhibits Purchase and Sale Agreement

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

A-1

EXHIBIT B

SPECIAL WARRANTY DEED

AFTER RECORDING RETURN TO:

Donna Gulledge

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

SPECIAL WARRANTY DEED

Reference # of document modified herein:

Grantor:

Grantee:

Legal Description (abbreviated):
Additional Legal Description:
Assessor’s Tax Parcel No.:

In consideration of $10.00 in hand paid, Hunter Douglas Real Property, Inc., a Delaware corporation, as Grantor, grants, bargains and conveys to Copeland Commercial, LLC, a Texas limited liability company, as Grantee, the real property described on the attached Exhibit A, subject to the matters described on the attached Exhibit B.

The Grantor, for itself and its successors in interest, does by these presents expressly limit the covenants of the deed to those herein expressed, and excludes all covenants arising or to arise by statutory or other implication, and does hereby covenant that against all persons whomsoever lawfully claiming or to claim by, through or under said Grantor and not otherwise, Grantor will forever warrant and defend the said described real estate.

IN WITNESS WHEREOF, Grantor has executed this instrument as of this             day of             , 2010.

GRANTOR:	HUNTER DOUGLAS REAL PROPERTY, INC., a
Delaware corporation

By:
Name:
Title:

STATE OF	)
	)	ss.
County of	)

I certify that I know or have satisfactory evidence that                         is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated the he/she was authorized to execute the instrument and acknowledged it as the                         of Hunter Douglas Real Property, Inc., a Delaware corporation, on behalf of said corporation to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:                     , 2010.

B-1

(Seal or stamp)	Notary Public for the State of
My Appointment Expires

B-2

EXHIBIT A

Legal Description

B-3

EXHIBIT B

Permitted Encumbrances

B-4

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

This Bill of Sale, Assignment and Assumption is made as of                     , by and between Hunter Douglas Real Property, Inc., a Delaware corporation (“Assignor“), and Copeland Commercial, LLC, a Texas limited liability company (“Assignee“).

WITNESSETH:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged Assignor hereby agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following (to the extent assignable by Assignor):

(a) All tangible personal property (“Personalty”) set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of King, State of Washington, as more particularly described in Exhibit B attached hereto and made a part hereof (“Real Property”), but excluding that tangible personal property specifically excluded by Assignor in Exhibit H of that Purchase and Sale Agreement dated May     , 2010, by and between Assignor and Assignee (the “Purchase Agreement”).

(b) To the extent assignable, all right, title and interest in and to those certain contracts set forth on Exhibit C attached hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).

(c) All of Assignor’s intangible personal property related to the Real Property and the improvements located thereon (the “Improvements”), including: all trade names and trade marks associated with the Real Property and the Improvements, including Assignor’s rights and interests, if any, in the name of the Real Property, but excluding the name “Hunter Douglas” (and all variations of such name) and other items excluded pursuant to Section 2.1(b) of the Purchase Agreement; the plans and specifications and other architectural and engineering drawings for the Improvements, if any; and warranties related to the Real Property; surveys, engineering reports and other technical information relating to the Real Property or Improvements; contract rights related to the construction, operation, ownership or management of the Real Property, if any; governmental permits, approvals and licenses, if any; and all utility deposits (collectively the “Intangible Personal Property”).

2. This Bill of Sale, Assignment and Assumption is given pursuant to that certain Purchase and Sale Agreement (as amended and assigned, the “Purchase Agreement”) dated as of                     , between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Contracts and the Intangible Personal Property.

3. Assignee hereby accepts the assignment of the Personalty, the Contracts and the Intangible Personal Property and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof.

4. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations arising from and accruing on or after the date hereof.

5. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of Assignor under the Contracts, to the extent accruing prior to the date hereof.

6. This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7. This Bill of Sale, Assignment and Assumption shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Executed as of                     , 200  .

ASSIGNOR:	HUNTER DOUGLAS REAL PROPERTY, INC., a
Delaware corporation

By:
Name:
Title:

STATE OF	)
	)	ss.
County of	)

I certify that I know or have satisfactory evidence that                      is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated the he/she was authorized to execute the instrument and acknowledged it as the                      of Hunter Douglas Real Property, Inc., a Delaware corporation, on behalf of said corporation to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: , 2010.

(Seal or stamp)	Notary Public for the State of
My Appointment Expires

ASSIGNEE:	COPELAND COMMERCIAL, LLC, a Texas limited
liability company

By:
	Name:	Bradley D. Copeland
	Title:	President

STATE OF	)
	)	ss.
County of	)

I certify that I know or have satisfactory evidence that Bradley D. Copeland is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated the he was authorized to execute the instrument and acknowledged it as the President of Copeland Commercial, LLC, a Texas limited liability company, on behalf of said limited liability company to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: , 2010.

(Seal or stamp)	Notary Public for the State of
My Appointment Expires

Exhibit A	Personalty
Exhibit B	Real Property
Exhibit C	Contracts

Exhibit D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Copeland Commercial, LLC, a Texas limited liability company (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Hunter Douglas Real Property, Inc., a Delaware corporation (“Transferor”), the beneficial owner of                      (U.S. employer identification number                     ), the undersigned, in his capacity as President of Transferor, hereby certifies to Transferee the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Section 1.1445 2(b)(2)(iii) of the Income Tax Regulations;

3. Transferor’s U.S. employer identification number is                     ; and

4. Transferor’s office address is                     .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of                     , 2010.

HUNTER DOUGLAS REAL PROPERTY, INC., a Delaware corporation

By:
Name:
Title:	President

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THE STATE OF	§
§
COUNTY OF	§

On this              day of                     , 2010, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                     , known to me to be the                      of HUNTER DOUGLAS REAL PROPERTY, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Notary Public, State of

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EXHIBIT E

LIST OF ENVIRONMENTAL REPORTS

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EXHIBIT F

THE SURVEY REQUIREMENTS

CERTIFICATION

The plat of survey should be accompanied by a certificate as follows:

1. Certification should be by a civil engineer or a registered professional land surveyor.

2. Certificate should include an original signature, original seal and registration number of the certifying party.

3. The certification should be acknowledged by a notary public, if required by state law.

4. If the surveyor finds that any easement furnished to him which purports to affect the parcel surveyed does not, in fact, affect such parcel, he should specifically certify that such easement, identified by book and page of recording, does not affect the parcel.

5. The form of certificate should be as follows:

I, (Insert Lender’s Name), a (registered professional land surveyor) do hereby certify to (Insert Lender’s Name), (Insert Title Company’s Name), (Insert Title Underwriter’s Name) and (Insert Borrower’s Name) that this plat of survey represents a true and correct survey made by me on                     , 20    , of the following described property:

(Insert Legal Description).

The undersigned further hereby certifies to (Insert Lender’s Name), (Insert Title Company’s Name), (Insert Title Underwriter’s Name) and (Insert Borrower’s Name) as of the                      day of                     , 200  , that the foregoing survey correctly shows (i) the location of all buildings, structures and other improvements situated on the above premises, and that, except as shown, there are no visible or recorded easements or rights of way across said premises or any other easements or rights of way of which the undersigned has been advised, no party walls, no encroachments on easements or on adjoining premises, easements, streets or alleys by any of said buildings, structures or other improvements, and no encroachments on said premises by buildings, structures or other improvements situated on adjoining premises; (ii) the courses and measured distances of the exterior property lines of the premises and any easements located on or affecting the said premises; (iii) the location and number of parking spaces and the total square foot area of the said premises and any easements located on or affecting the said premises; (iv) the dimensions of all improvements on the said premises at ground surface level and the distance therefrom to the nearest facing exterior property lines of the said premises; and (v) the scale, the north direction, the basis of bearings, the beginning point, the distance to the nearest intersecting street and point of reference from which the premises are measured, the width of the street or streets on which the premises abut, the lot and block number shown on any filed map to which reference is made in the legal description of the premises together with the filing date of such map, and an accurate reference to the real estate records of                      County,                     , identifying all easements of record crossing or affecting the said premises. The undersigned further certifies that all streets abutting the said premises and all means of ingress and egress for the said premises have been completed, dedicated and accepted for public maintenance by the City of                     ,                     . Except as shown, there are no building set-back lines. Except as shown, no part of the subject property lies within a flood plain or flood-prone area or flood way of any body of water. The undersigned further certifies that this map or plat and the survey on which it is based were made in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by the ALTA and NSPS in 2005, and includes items 1, 2, 3, 4, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11(b), 13, 14, 15, 16, 17, and 18, all inclusive, of Table A thereof. Pursuant to the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of this certification, the undersigned further certifies that, in my professional opinion, as a land surveyor registered in the State of                      the Relative Positional Accuracy of this survey does not exceed that which is specified therein.

Registered Professional Land Surveyor No.

INSTRUCTIONS FOR PREPARATION OF

COMMERCIAL REAL ESTATE SURVEY

Legal Description

If a lot and block legal description is used, it should specifically refer to the recorded plat, identifying it by book and page of recording. In any event, a metes and bounds description must also be included.

Where a metes and bounds description is used, the description should commence from a readily identifiable point, ideally a recognized benchmark, a section corner and/or the intersection of two open, fully-constructed public streets. The calls necessary to move from the point of commencement to the point of beginning of the parcel being surveyed, as well as the sides of the parcel being surveyed, should be described by giving the distances and bearings of each. Curved sides should be described by data including length of arc, radius of circle for the arc, chord distance and bearing. A reference to the basis of the bearings used in preparation of the survey must be included in the metes and bounds description.

Plat of Survey

The plat of survey should show the following information:

1. Scale.

2. The North direction indicated by an arrow, together with a reference to the basis of the bearings used in preparation of the survey.

3. If the legal description is metes and bounds, the point of commencement of the legal description and the distances and bearings to reach the point of beginning of the parcel surveyed.

4. The point of beginning and the distances and bearings of all sides of the parcel surveyed.

5. In the case of curved sides, complete curve data including length of arc, radius of circle for the arc, chord distance and bearing.

6. The distance(s) to the nearest intersecting street(s).

7. All abutting streets including indication of the width of such streets.

8. The street number, if any, of the parcel surveyed.

9. The lot and block number if the legal description is taken from a recorded plat.

10. The character of construction, the external dimensions and square footage of the building footprint and the maximum height and number of stories of all the buildings located in the parcel surveyed.

11. The distance from the building or buildings to the property lines, building lines, and easement lines at the closest point.

12. The distance between buildings at the closest point.

13. All recorded easements identified by book and page of recording.

14. All unrecorded easements visible on the site or otherwise known to the surveyor including statutory section line roads.

15. The established building lines, if any.

16. The exact dimensions of any encroachments.

17. The point at which all utilities enter the property surveyed and the location of all lighting fixtures.

18. All parking lot striping, including the total number of parking spaces, and showing all parking spaces reserved for the handicapped.

19. The total land area and the total building area.

20. Certify whether or not the property appears on any U.S. Department of H.U.D. Flood Insurance Boundary Map and, if so, state map number, flood zone designation and whether or not property appears in the “Flood Hazard Area” shown on the map.

21. A location map.

22. A summary of, and a depiction on the drawing of, all zoning requirements related to the Property, as requested by Purchaser.

EXHIBIT G

LEASE BACK AGREEMENT TERMS

In furtherance of the purpose stated below, the parties agree to enter into the Lease Back Agreement upon substantially the following terms and conditions:

1. Term – commences on the date of Closing under the Purchase and Sale Agreement (the “Commencement Date“) and continues for a period expiring no later than August 31, 2010, unless earlier terminated by Purchaser as set forth herein.

2. Rent – $15,000 per month plus the cost of all utilities.

3. Early Termination – In the event Purchaser leases all or any portion of the Property to a third-party, Purchaser may terminate the Lease Back Agreement by giving no less than 30 days prior written notice to Seller.

4. Holdover – In the event Seller does not vacate the Property by the Lease Back Termination Date, the rent will increase to $65,000 per month plus the cost of all utilities.

5. Indemnification – Seller will indemnify and defend Purchaser against all losses, costs, liabilities, claims and expenses (collectively, the “Claims“) resulting from the operation of the Property by Seller during the Term, except to the extent any such Claims are the result of a breach by Purchaser of its obligations under the Lease Back Agreement or relate to matters for which Purchaser has agreed to indemnify and defend Seller under the Purchase and Sale Agreement.

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EXHIBIT H

EXCLUSIONS FROM TANGIBLE PERSONAL PROPERTY

[To Be Provided]

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